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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ISLE OF CAPRI CASINOS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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ISLE OF CAPRI CASINOS, INC.
600 EMERSON ROAD
ST. LOUIS, MISSOURI 63141
(314) 813-9200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on Tuesday, October 11, 2011

        The 2011 Annual Meeting of Stockholders of Isle of Capri Casinos, Inc. will be held at 600 Emerson Road, St. Louis, Missouri, on Tuesday, October 11, 2011 at 9:00 a.m., Central Time, for the following purposes:

  (1)
  To elect three Class I persons to the Board of Directors to hold office until 2014.

  (2)
  To ratify the Audit Committee's selection of Ernst & Young, LLP as our independent registered public accounting firm for the 2012 fiscal year.

  (3)
  To vote, on a non-binding, advisory basis, on executive compensation.

  (4)
  To vote, on a non-binding, advisory basis, on whether executive compensation should be submitted to stockholders for an advisory vote every one, two or three years.

  (5)
  To transact such other business as may properly come before the Annual Meeting.

        The record date for the determination of stockholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, is the close of business on August 17, 2011. A stockholder list will be available for examination for any purpose germane to the meeting, during ordinary business hours at our principal executive offices, located at 600 Emerson Road, St. Louis, Missouri 63141 for a period of 10 days prior to the meeting date. Additional information regarding the matters to be acted on at the Annual Meeting can be found in the accompanying Proxy Statement.

        In accordance with the Securities and Exchange Commission rules that allow us to furnish proxy materials to you via the Internet, we have made these proxy materials available to you at www.proxyvote.com, or, upon your request, have delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2011 Annual Meeting. Reference is made to the proxy statement for further information with respect to the items of business to be transacted at the Annual Meeting. We have not received notice of other matters that may be properly presented at the Annual Meeting.

        Your vote is important. Please read the proxy statement and the voting instructions on the proxy. Then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please download, sign, date and promptly return the proxy. If you are the beneficial owner of shares held in "street name", your broker or bank, as the holder of record of the shares, must vote those shares in accordance with your instructions or, if you want to vote in person at the Annual Meeting, you must obtain a proxy from your broker or bank and bring that to the Annual Meeting. If you are a holder of record, you may also cast your vote in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,
Edmund L. Quatmann, Jr. Chief Legal Officer and Secretary

St. Louis, Missouri
August 19, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 11, 2011

        Isle of Capri Casino's Proxy Statement for the 2011 Annual Meetings of Stockholders is available at www.proxyvote.com.

Page
Questions and Answers	1
When is the 2011 Annual Meeting, and why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of printed proxy materials?	1
On what am I being asked to vote?	2
Who is entitled to vote at the Annual Meeting?	2
What constitutes a quorum for the purposes of voting?	2
What if a quorum is not present at the Annual Meeting?	2
How many votes do I have?	2
How many votes are needed to approve each item?	2
What if my stock is held by a broker?	3
How do I vote?	3
How do I vote using the proxy card?	3
Can I change my vote after I have submitted my proxy?	4
How will the votes be tabulated at the meeting?	4
Will the Company solicit proxies in connection with the Annual Meeting?	4
Election of Class I Directors	5
General	5
Class I Director Nominees for Election for Terms Expiring at the 2014 Annual Meeting of Stockholders	6
Directors Whose Terms of Office Will Continue After this Annual Meeting	7
Corporate Governance	10
Board Leadership Structure	10
Board of Directors' Role in Risk Oversight	10
Independence	10
Meetings	11
Committees	11
Directors Who Resigned or Retired and Who are Not Seeking Reelection	12
Compensation of Directors	13
Stockholder Communications with the Board of Directors	14
Executive Sessions	15
Code of Conduct	15
Compensation Committee Interlocks and Insider Participation	15
Ownership of Our Capital Stock	16
Executive Officers	19
Executive Compensation	21
Compensation Discussion and Analysis	21
Stock Option and Compensation Committee Report on Executive Compensation	33
Summary Compensation Table	34
Grants of Plan-Based Awards	35
Outstanding Equity Awards at Fiscal Year-End	36
Potential Payments Upon Termination or Change of Control	38
Employment Contracts	40
Certain Related Party Transactions	42
Audit Committee Report	43
Proposal 1—Election of Class I Directors	44
Proposal 2—Ratification of Independent Registered Public Accounting Firm	45
Proposal 3—Advisory Vote on Executive Compensation	47

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ISLE OF CAPRI CASINOS, INC.
600 EMERSON ROAD
ST. LOUIS, MISSOURI 63141
(314) 813-9200

PROXY STATEMENT
August 19, 2011

        We are furnishing this proxy statement to you in connection with the solicitation by the Board of Directors of Isle of Capri Casinos, Inc., a Delaware corporation, of proxies for use at the 2011 Annual Meeting of Stockholders to be held on Tuesday, October 11, 2011, beginning at 9:00 a.m., Central Time, at 600 Emerson Road, St. Louis, Missouri, and at any adjournment(s) of the Annual Meeting. Isle of Capri Casinos, Inc., together with its subsidiaries, is referred to herein as the "Company," "we," "us" or "our," unless the context indicates otherwise.

        Our principal executive offices are located at 600 Emerson Road, St. Louis, Missouri 63141. A notice containing instructions on how to access our 2011 Annual Report to Stockholders, this proxy statement, and accompanying proxy card was first mailed to our stockholders on or about August 19, 2011.

QUESTIONS AND ANSWERS

When is the 2011 Annual Meeting, and why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of printed proxy materials?

        The Board of Directors of Isle of Capri Casinos, Inc., a Delaware corporation, seeks your proxy for use in voting at our 2011 Annual Meeting or at any postponements or adjournments of the Annual Meeting. The Board of Directors is soliciting proxies beginning on or about August 19, 2011. Our Annual Meeting will be held at 600 Emerson Road, St. Louis, Missouri on Tuesday, October 11, 2011, at 9:00 a.m., Central Time. All holders of our common stock, par value $0.01 per share, entitled to vote at the Annual Meeting, will receive a one-page notice in the mail regarding the Internet availability of proxy materials. Along with the proxy statement, you will also be able to access our Annual Report on Form 10-K for the fiscal year ended April 24, 2011 on the Internet.

        Pursuant to the rules adopted by the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we sent a notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the notice. Stockholders may also request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or to request a printed copy can be found on the notice. In addition, by following the instructions in the notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

        Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

        THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ISLE OF CAPRI CASINOS, INC.

On what am I being asked to vote?

        At the Annual Meeting, the Company's stockholders will be asked to vote on the following proposals:

  (1)
  To elect three Class I persons to the Board of Directors to hold office until 2014;

  (2)
  To ratify the Audit Committee's selection of Ernst & Young, LLP as our independent registered public accounting firm for the 2012 fiscal year;

  (3)
  To approve, on a non-binding, advisory basis, our executive compensation; and

  (4)
  To determine, on a non-binding, advisory basis, whether executive compensation should be submitted to stockholders for a non-binding advisory vote every one, two or three years.

The stockholders may also transact any other business that may properly come before the meeting.

Who is entitled to vote at the Annual Meeting?

        The record date for the Annual Meeting is August 17, 2011, and only stockholders of record at the close of business on that date may vote at and attend the Annual Meeting.

What constitutes a quorum for the purposes of voting?

        A majority of the shares of the Company's common stock outstanding, represented in person or by proxy at the Annual Meeting, will constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions and "broker non-votes" (explained below) are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. As of the record date, August 17, 2011, there were 38,698,168 shares of the Company's common stock outstanding and entitled to vote, which excludes 3,336,958 shares held by us in treasury.

What if a quorum is not present at the Annual Meeting?

        If a quorum is not present during the meeting, we may adjourn the meeting. In addition, in the event that there are not sufficient votes for approval of any of the matters to be voted upon at the meeting, the meeting may be adjourned in order to permit further solicitation of proxies.

How many votes do I have?

        Each outstanding share of the Company's common stock entitles its owner to one vote on each matter that comes before the meeting. Your proxy card indicates the number of shares of the Company's common stock that you owned as of the record date, August 17, 2011.

How many votes are needed to approve each item?

        Provided a quorum is present, directors will be elected by the affirmative vote of a plurality of the shares of our common stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Withheld votes, if any, and broker non-votes, if any, will have no effect on the vote for the proposal. Stockholders are not allowed to cumulate their votes for the election of directors.

        The votes on executive compensation and the frequency of submission of executive compensation to stockholders are advisory in nature, and therefore the results will not be binding on us. It will be up to the Stock Option and Compensation Committee and the Board of Directors to determine how such votes will impact compensation decisions and the frequency of submitting executive compensation to stockholders. The vote on executive compensation requires the affirmative vote of at least a majority of the shares of our common stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal on executive compensation. For the vote on the frequency of submission of executive compensation to stockholders, the choice of every "one year," "two years" or "three years" that receives the greatest number of votes will be considered the frequency recommended by our stockholders. Abstentions will have no effect on the vote for the frequency of submission of executive compensation to stockholders. Broker non-votes, if any, will have no effect on the vote for either of these proposals.

        Ratification of the Audit Committee's selection of Ernst & Young, LLP as our independent registered public accounting firm for the 2012 fiscal year requires the affirmative vote of at least a majority of the shares of our common stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Broker non-votes, if any, will have no effect on the vote for this proposal. Abstentions will have the same effect as a vote against this proposal. If this selection is not ratified by our stockholders, the Audit Committee may reconsider its selection.

What if my stock is held by a broker?

        If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. Certain matters submitted to a vote of stockholders are considered to be "routine" items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting, so called "broker non-votes." For those matters that are considered to be "non-routine," brokerage firms that have not received instructions from their customers will not be permitted to exercise their discretionary authority. Each of the items listed above is a "non-routine" item.

How do I vote?

        Stockholders of record can choose one of the following ways to vote:

  (1)
  By mail: Please download and print the proxy card from the Internet at www.proxyvote.com, complete, sign, date and return the proxy card to:

    Isle of Capri Casinos, Inc.
    c/o Broadridge
    51 Mercedes Way
    Edgewood, NY 11717

  (2)
  By Internet: www.proxyvote.com

  (3)
  By telephone: 1-800-690-6903

  (4)
  In person at the Annual Meeting.

        By casting your vote in any of the four ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

        If you hold our voting securities in "street name," only your broker or bank can vote your shares. If you want to vote in person at our Annual Meeting and you hold our voting securities in street name, you must obtain a proxy from your broker and bring that proxy to our Annual Meeting.

How do I vote using the proxy card?

        If the proxy is properly signed and returned, the shares represented by the proxy will be voted at the Annual Meeting according to the instructions indicated on your proxy. If the proxy does not specify how your shares are to be voted, your shares represented by the proxy will be voted:

  1.
  For the election of the three Class I directors recommended by the Board of Directors;

  2.
  To ratify the Audit Committee's selection of Ernst & Young, LLP as our independent registered public accounting firm for the 2012 fiscal year;

  3.
  To approve, on a non-binding, advisory basis, our executive compensation;

  4.
  To submit executive compensation to stockholders for a non-binding advisory vote every three years; and

  5.
  In their discretion, upon such other business as may properly come before the meeting.

Can I change my vote after I have submitted my proxy?

        Yes, a stockholder who has submitted a proxy may revoke it at any time prior to its use by:

  1.
  Delivering a written notice to the Secretary;

  2.
  Executing a later-dated proxy; or

  3.
  Attending the Annual Meeting and voting in person.

        A written notice revoking the proxy should be sent to the Company's Secretary at the following address:

    Edmund L. Quatmann, Jr.
    Chief Legal Officer and Secretary
    Isle of Capri Casinos, Inc.
    600 Emerson Road
    St. Louis, Missouri 63141

How will the votes be tabulated at the meeting?

        Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the Annual Meeting, and such election inspectors also will determine whether or not a quorum is present.

Will the Company solicit proxies in connection with the Annual Meeting?

        Yes, the Company will solicit proxies in connection with the Annual Meeting. We will bear all costs of soliciting proxies including charges made by brokers and other persons holding stock in their names or in the names of nominees for reasonable expenses incurred in sending proxy material to beneficial owners and obtaining their proxies. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies personally and by telephone, facsimile and email, all without extra compensation. We may retain a proxy solicitation firm to assist in the solicitation of proxies. If we retain such a firm, the fee to be paid for such services will be borne by us and is not expected to exceed $7,500 plus reasonable expenses.

ELECTION OF CLASS I DIRECTORS

General

        Our Certificate of Incorporation, as amended, divides the Board of Directors into three classes, designated Class I, Class II and Class III, with the terms of office of each class ending in successive years. The authorized number of directors is set at 9.

        At the Annual Meeting, stockholders will vote on the election of nominees listed below to serve as our Class I directors for three-year terms to expire at the annual meeting of stockholders in 2014 or until their respective successors, if any, have been elected and qualified. The three nominees, Richard A. Goldstein, Alan J. Glazer and Scott E. Schubert, are currently serving on the Company's Board of Directors.

        On May 4, 2011, Shaun R. Hayes, a Class I director, resigned from his position as a member of the Company's Board of Directors and committees and is not seeking reelection. The resignation of Mr. Hayes was not the result of any disagreement with the Company. Mr. Schubert was nominated by the Nominating Committee to fill the vacancy created by the resignation of Mr. Hayes. The Board of Directors elected Mr. Schubert on July 29, 2011, and Mr. Schubert joined our Board of Directors on August 1, 2011, subject to all necessary regulatory approvals and licensure.

        The Company does not know of any reason why any nominee would be unable or unwilling to serve as a director. If any nominee is unable or unwilling to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Company's Board may nominate.

        Additionally, pursuant to an agreement (the "Goldstein Governance Agreement"), dated as of January 19, 2011, among the Company, Robert S. Goldstein, our Vice Chairman, Jeffrey D. Goldstein and Richard A. Goldstein, two of our directors, and GFIL (as defined below), the Company agreed that until the Nomination Expiration Date (as defined below), it will take all action reasonably necessary for the Board of Directors to nominate and recommend for election by the Company's stockholders each of Jeffrey D. Goldstein, Robert S. Goldstein and Richard A. Goldstein (the "Goldstein Directors") (or, in the event that any of them dies or becomes legally incapacitated, another descendant of Bernard Goldstein (including a person legally adopted before the age of five) who is suitable to serve as our director pursuant to applicable Nasdaq requirements and other applicable law and designated by the remaining Goldstein Directors, who then are competent; provided, however, if our Board of Directors reasonably objects to such designee, another descendant reasonably acceptable to our Board of Directors may so be designated by the remaining qualified Goldstein Directors) at any annual meeting at which their respective directorship terms are scheduled to expire.

        The "Nomination Expiration Date" means the earlier to occur of (1) the tenth anniversary of the date of the Goldstein Governance Agreement and (2) such time as the sum of (i) and (ii) below do not equal in the aggregate at least 22.5% of the then outstanding shares of the Company's common stock, not including any shares of Class B common stock or shares of common stock issued upon conversion of any preferred stock: (i) the total number of Physical Shares of the Company's common stock directly owned by members of the Goldstein family (the "Goldstein Group"), including the Goldstein Directors, GFIL, spouses, children and grandchildren of certain members of the Goldstein family and entities associated with certain members of the Goldstein family, (other than GFIL) in the aggregate; and (ii) the total number of Physical Shares of the Company's common stock owned by GFIL multiplied by a fraction, the numerator of which is equal to the total number of Physical Shares of the membership interests of GFIL directly owned by members of the Goldstein Group and the denominator of which is equal to the then total outstanding membership interests of GFIL. "Physical Shares" means shares, units or interests of a corporation or other entity (such as a limited liability company, limited partnership or trust) beneficially owned by any person as to which such person directly or indirectly has voting and investment power and which are held either of record by such person or through a broker, dealer, agent, custodian or other nominee who is the holder of record of such shares.

Class I Director Nominees for Election for Terms Expiring at the 2014 Annual Meeting of Stockholders

        The Board of Directors recommends that you vote "FOR" each of the following nominees for three-year terms expiring in 2014:

        Richard A. Goldstein, age 50, has been a director since October 2009. Mr. Goldstein has held various leadership positions with Goldstein Group, Inc., a private family owned holding company, since 1981 and he currently serves as a director and Executive Vice President of Goldstein Group, Inc. Mr. Goldstein also currently serves as a board member and Executive Vice President of Alter Trading Corporation and Alter Company, subsidiaries of Goldstein Group, Inc. and companies engaged in the business of scrap metal recycling, and has been associated with these companies since 1981. Additionally, since April 2006 Mr. Goldstein has worked on new developments for Goldstein Group, Inc., including energy-related ventures. Mr. Goldstein is the brother of Jeffrey D. Goldstein and Robert S. Goldstein.

        The Board of Directors supports and approves Mr. Goldstein's nomination because he has extensive experience as an entrepreneur and in management of operations, corporate governance and strategic planning and brings to the Board of Directors invaluable perspectives on all aspects of the Company's business. Moreover, as a member of the Goldstein family—the largest beneficial owner of the Company's common stock—Mr. Goldstein's interests are uniquely and significantly aligned with the Company's efforts to grow long-term stockholder value.

        Alan J. Glazer, age 70, has been a director since November 1996 and in October 2009, was named Lead Director. He is currently a Senior Principal of Morris Anderson & Associates, Ltd., a national management consulting firm, where he has worked since 1984. Prior to joining Morris Andersen, Mr. Glazer was Senior Vice President and Chief Financial Officer for Consolidated Foods Corp., a large international manufacturer and distributor of branded consumer products. Before joining CFC, Mr. Glazer spent 13 years at Arthur Andersen & Co., the last five as a General Partner. Mr. Glazer also serves as a director of Goldstein Group, Inc. The Board of Directors has designated Mr. Glazer as an "audit committee financial expert" as that term is defined in the SEC's rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

        The Board of Directors supports and approves Mr. Glazer's nomination because he has extensive experience in corporate reorganizations (including structuring mergers, acquisitions, divestitures and balance sheet recapitalizations), crisis management, development and implementation of strategic business plans, operations management, financial transactions and succession planning. Mr. Glazer brings to the Board of Directors a deep understanding of financial statements, which is necessary to serve as chairman of our Audit Committee, and an extensive knowledge of the financial and accounting issues facing public companies. Mr. Glazer has served as a member of the Board of Directors for more than 14 years and brings to the Board of Directors an in-depth understanding of the Company's business, history, culture and organization.

        Scott E. Schubert, age 58, has been a director since August 2011. Mr. Schubert has served on the Board of Directors of Sonus Networks, Inc. since February 2009. From 2005 until June 2008, Mr. Schubert served as Chief Financial Officer of TransUnion LLC. From 2003 to 2005, Mr. Schubert served as Chief Financial Officer and, prior to that, Executive Vice President of Corporate Development of NTL, Inc. (now Virgin Media, Inc.). From 1999 to 2003, Mr. Schubert held the position of Chief Financial Officer of Williams Communications Group, Inc., a high technology company, which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in April 2002 and emerged from bankruptcy in October 2002 as WilTel

Communications Group, Inc. Mr. Schubert also served as head of BP Amoco's Global Financial Services, leading the initial integration of BP and Amoco's worldwide financial operations following the merger of the two companies. Mr. Schubert also served on the Board of Directors and as Chairman of the Audit Committee of a privately-held company.

        The Board of Directors supports and approves Mr. Schubert's nomination because he has extensive executive management and leadership experience as chief financial officer of various companies; strong accounting, financial, risk analysis, corporate governance and administrative skills and experience.

Directors Whose Terms of Office Will Continue After this Annual Meeting

Class II Directors (Terms expire at the 2012 annual meeting of stockholders)

        Jeffrey D. Goldstein, age 58, has been a director since October 2001. Mr. Goldstein has held various leadership positions with Goldstein Group, Inc., a private family owned holding company, since 1975 and he currently serves as President and Vice Chairman of Goldstein Group, Inc. Since 1975 Mr. Goldstein has held various leadership positions with the barge and other transportation businesses owned by Goldstein Group, Inc. and he currently serves as Chairman and President of Alter Company and Chairman and Chief Executive Officer of Alter Barge Line, Inc., subsidiaries of Goldstein Group, Inc. Mr. Goldstein is the brother of Robert S. Goldstein and Richard A. Goldstein.

        The Board of Directors supported and approved Mr. Goldstein's nomination in 2010 because of his extensive experience leading one of the largest barge transportation companies in the nation. He has extensive experience as an entrepreneur and in management of operations, corporate governance and strategic planning and brings to the Board of Directors invaluable perspectives on all aspects of the Company's business. His experience with riverboats and river traffic provides the Board of Directors with a unique understanding of issues impacting the Company's riverboat operations. Moreover, as a member of the Goldstein family—the largest beneficial owner of the Company's common stock—Mr. Goldstein's interests are uniquely and significantly aligned with the Company's efforts to grow long-term stockholder value.

        W. Randolph Baker, age 64, has been a director since September 1997. In July 2008, Mr. Baker resigned from his position as Chair of the Sycuan Institute on Tribal Gaming at San Diego State University, the nation's first academic program dedicated to the study of tribal gaming, where he served since August 2006. He is currently a principal in Randolph Baker & Associates, a consulting firm located in San Antonio, Texas. Previously Mr. Baker served as Executive Director of the Shelby County Schools Education Foundation, a nonprofit organization dedicated to enhancing the quality of K-12 education in Shelby County, Tennessee. From June 1996 to Spring 2004, he served as Vice Chairman and Chief Executive Officer of Thompson Baker & Berry, a regional public relations and public affairs firm located in Memphis, Tennessee. Prior to that, Mr. Baker served as the Harrah's Visiting Professor of Gaming Studies in the College of Business at the University of Nevada, Reno, and as Director of Public Affairs for The Promus Companies Incorporated, then a holding company for casino and hotel brands (including Harrah's casino hotels) in Memphis, Tennessee.

        The Board of Directors supported and approved Mr. Baker's nomination in 2010 because of his extensive experience in management of operations, regulatory matters, public policy, corporate governance, corporate finance and accounting and because he brings to the Board of Directors a significant level of knowledge regarding tribal gaming. Mr. Baker has served as a member of the Board of Directors for more than 13 years and brings to the Board of Directors an in-depth understanding of the Company's business, history, culture and organization.

        Lee S. Wielansky, age 60, has been a director since February 2007. Since March 2003, Mr. Wielansky has served as Chairman and Chief Executive Officer of Midland Development

Group, Inc., a commercial real estate development company with locations in St. Louis, Missouri and Jacksonville, Florida. From November 2000 to March 2003, Mr. Wielansky served as President and Chief Executive Officer of JDN Development Company, Inc., a wholly owned subsidiary of JDN Corporation, a publicly traded real estate investment trust engaged in the development of retail shopping centers. From 1998 to 2000, Mr. Wielansky was a Managing Director of Regency Centers Corporation, a publicly traded real estate investment trust. In 1983, Mr. Wielansky co-founded Midland Development Group, Inc. and served as Chief Executive Officer until 1998 when the company was acquired by Regency Centers Corporation. Mr. Wielansky serves as Chairman of the Board of Directors of Pulaski Financial Corp., the holding company for Pulaski Bank, and serves as a director of Acadia Realty Trust, a real estate investment trust.

        The Board of Directors supported and approved Mr. Wielansky's nomination in 2010 because of his extensive experience in management of operations, real estate investments and management, corporate governance, corporate finance and accounting. Mr. Wielansky brings to the Board of Directors important perspectives with respect to real estate and developments.

Class III Directors (Terms expire at the 2013 annual meeting of stockholders)

        Robert S. Goldstein, age 56, has been a director since February 1993 and was named Vice Chairman of the Board of Directors in May 2008. Prior to being named Vice Chairman, Mr. Goldstein was Executive Vice Chairman from October 2005 to May 2008. Mr. Goldstein has held various leadership positions with Goldstein Group, Inc., a private family owned holding company, since 1977 and he currently serves as Chairman and Chief Executive Officer of that entity. Mr. Goldstein also currently serves as Chairman, Chief Executive Officer and President of Alter Trading Corporation and has been associated with that company since 1977. Mr. Goldstein is the brother of Jeffrey D. Goldstein and Richard A. Goldstein.

        The Board of Directors supported and approved Mr. Goldstein's nomination in 2010 because of his extensive experience leading Alter Trading Corporation, one of the nation's leading scrap metal recyclers and brokers with operations throughout the central United States. He has extensive experience as an entrepreneur and in management of operations, corporate governance and strategic planning. Mr. Goldstein has served as a member of the Board of Directors for more than 18 years and brings to the Board of Directors an in-depth understanding of the Company's business, history, culture and organization. Moreover, as a member of the Goldstein family—the largest beneficial owner of the Company's common stock—Mr. Goldstein's interests are uniquely and significantly aligned with the Company's efforts to grow long-term stockholder value.

        James B. Perry, age 61, has been a director since July 2007, was named Chairman of the Board of Directors in August 2009 and was named Executive Chairman of the Board of Directors in April 2011. From March 2008 to April 2011, he served as our Chief Executive Officer. Prior to being named Chairman, Mr. Perry was Executive Vice Chairman from March 2008 to August 2009 and Vice Chairman from July 2007 to March 2008. Mr. Perry served as a Class III Director on the board of Trump Entertainment Resorts, Inc. from May 2005 until July 2007. From July 2005 to July 2007, Mr. Perry served as Chief Executive Officer and President of Trump Entertainment Resort, Inc., which filed for Chapter 11 bankruptcy in February 2009. Mr. Perry was President of Argosy Gaming Company from April 1997 through July 2002 and Chief Executive Officer of Argosy Gaming Company from April 1997 through May 2003. Mr. Perry also served as a member of the Board of Directors of Argosy Gaming Company from 2000 to July 2005.

        The Board of Directors supported and approved Mr. Perry's nomination in 2010 because he brings more than 30 years of industry experience to the Board of Directors and because his day-to-day leadership of the Company provides the Board of Directors with intimate knowledge of all aspects of our business. He also has extensive experience in executive management, corporate governance and strategic planning.

        Gregory J. Kozicz, age 50, has been a director since January 2010. Mr. Kozicz is president and chief executive officer of Alberici Corporation, a St. Louis-based diversified construction, engineering and steel fabrication company, and Alberici Constructors Inc., a wholly-owned subsidiary of Alberici Corporation. He also serves on the Eighth District Real Estate Industry Council of the Federal Reserve Bank of St. Louis. He has served as president and chief executive officer of Alberici Corporation and Alberici Constructors since 2005 and June 2004, respectively. Prior to his current roles, Kozicz was president of Alberici Constructors Ltd. (Canada). Before joining Alberici in 2001, Kozicz served as a corporate officer and divisional president for Aecon, a publicly-traded construction, engineering and fabrication company.

        The Board of Directors supported and approved Mr. Kozicz's nomination in 2010 because of his extensive experience in management of operations, the construction industry, real estate investments, corporate governance and strategic planning. Mr. Kozicz brings to the Board of Directors a wide range of experience, particularly with respect to construction and development matters.

CORPORATE GOVERNANCE

Board Leadership Structure

        Since the management reorganization in April 2011, the Board of Directors has separated the roles of Chairman and Chief Executive Officer. Prior to April 2011, Mr. Perry was our Chairman, President and Chief Executive Officer. Mr. Perry is our Executive Chairman and leads the Board of Directors. Ms. Virginia McDowell, our President and Chief Executive Officer, has general charge and management of the affairs, property and business of the Company, while Mr. Perry, as Executive Chairman of the Board of Directors, provides independent oversight of senior management and Board matters and serves as a valuable bridge between the Board of Directors and our management. In addition, the Chairman provides guidance to the Chief Executive Officer, sets the Board of Directors' agenda in consultation with the Chief Executive Officer and presides over meetings of stockholders and the Board. Mr. Glazer is our Lead Director. He has, in addition to the powers and authorities of any member of the Board of Directors, the power and authority to chair executive sessions and to work closely with the Executive Chairman in determining the appropriate schedule for the Board of Directors meetings and assessing the quality, quantity and timeliness of information provided from our management to the Board of Directors. The Lead Director position is at all times held by a director who is "independent" as defined in Nasdaq Rule 5605(a)(2). The Board of Directors believes that the leadership structure is appropriate at this time based on the Board's understanding of corporate governance best practice. The Board of Directors does not have a policy specifying a particular leadership structure as it believes that it should have the flexibility to choose the appropriate structure as circumstances change. Our independent directors meet in regular executive sessions without management being present. Additionally, each of the Stock Option and Compensation Committee, Audit Committee and Nominating Committee is composed entirely of independent directors.

Board of Directors' Role in Risk Oversight

        The Board of Directors recognizes that, although risk management is primarily the responsibility of the Company's management team, the Board of Directors plays a critical role in the oversight of risk, including the identification and management of risk. The Board of Directors believes that an important part of its responsibilities is to assess the major risks we face and review our strategies for monitoring and controlling these risks. The Board of Directors' involvement in risk oversight involves the full Board of Directors, the Stock Option and Compensation Committee, the Audit Committee, the Nominating Committee and the Compliance Committee. The Stock Option and Compensation Committee considers the level of risk implied by our compensation programs, including incentive compensation programs in which the Chief Executive Officer and other employees participate. The Audit Committee regularly considers major financial risk exposures and the steps taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also reviews risks associated with our financial accounting and reporting processes, litigation matters, and our compliance with legal and regulatory requirements. The Nominating Committee monitors potential risks to the effectiveness of the Board of Directors, notably Director succession and Board of Directors composition. The Compliance Committee reviews potential regulatory compliance risks with various jurisdictions and evaluates the Company's risks with potential business transactions.

Independence

        The Board of Directors has determined that all of the directors, other than Mr. Perry, and nominees are independent as defined in Nasdaq Rule 5605(a)(2).

        Additionally, the Board of Directors determined that Shaun R. Hayes, who resigned from the Board of Directors and committees on May 4, 2011, and John G. Brackenbury, who decided to retire and not stand for re-election following the completion of his term on the Board of Directors and committees on October 5, 2010, were each independent as defined in Nasdaq Rule 5605(a)(2) during the time that they served on the Board of Directors.

Meetings

        During the fiscal year ended April 24, 2011, which we refer to as "fiscal 2011," the Board of Directors met in person or telephonically eleven times. During fiscal 2011, each of our incumbent directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he severed as a director) and (ii) the total number of meetings held by all committees of the Board of Directors during which period he served. Directors are expected to attend each Annual Meeting of Stockholders. Each member of the current Board of Directors that was a member of the Board of Directors in October 2010 attended last year's Annual Meeting of Stockholders.

Committees

        The Board of Directors has three standing committees: the Stock Option and Compensation Committee, the Audit Committee, and the Nominating Committee. During fiscal 2011, the Stock Option and Compensation Committee met seven times, the Audit Committee met eight times and the Nominating Committee met on an informal basis from time to time.

        Stock Option and Compensation Committee.    Messrs. Glazer, Baker, Wielansky and Kozicz are members of the Stock Option and Compensation Committee. Mr. Kozicz acts as chairman of the Stock Option and Compensation Committee. The Stock Option and Compensation Committee acts as an advisory committee to the full Board with respect to compensation of our executive officers and other key employees, including administration of the long-term incentive plan, option and restricted stock grants, and bonuses. Additional information regarding the policies of the Committee is set forth in the "Stock Option and Compensation Committee Report on Executive Compensation" included in this proxy statement. In accordance with Nasdaq Rule 5605(d)(1)(B), each member of the Stock Option and Compensation Committee is "independent" as defined in Nasdaq Rule 5605(a)(2). The Stock Option and Compensation Committee Charter is posted on the Company's website at www.islecorp.com under Investor Relations—Corporate Governance.

        Audit Committee.    Messrs. Glazer, Baker, Schubert and Wielansky are members of the Audit Committee. Mr. Glazer acts as chairman of the Audit Committee. The Audit Committee's responsibilities include selecting our independent registered public accounting firm, reviewing the plan, scope and results of the independent audit, reviewing the fees for the audit services performed, reviewing and pre-approving the fees for the non-audit services to be performed and reviewing all financial statements. Information regarding the functions performed by the Audit Committee during the fiscal year is set forth in the "Audit Committee Report," included in this proxy statement. Each member of the Audit Committee is "independent" as defined in Nasdaq Rule 5605(a)(2). The Board of Directors has determined that each member of the Audit Committee is free from any relationship that would interfere with the exercise of independent judgment as a committee member. Mr. Glazer has been designated as our "audit committee financial expert" under the SEC Rules. The Audit Committee is governed by a written charter approved by the Board of Directors. The Audit Committee Charter is posted on the Company's website at www.islecorp.com under Investor Relations—Corporate Governance.

        Nominating Committee.    Messrs. Glazer, Robert S. Goldstein and Wielansky are members of the Nominating Committee. Mr. Glazer acts as chairman of the Nominating Committee. The Nominating Committee considers and makes recommendations concerning the size and composition of the Board of Directors, the number of non-executive members of the Board of Directors, and membership of committees of the Board of Directors. As a policy, the Nominating Committee generally does not consider nominees recommended by the Company's stockholders. The Nominating Committee is responsible for developing and periodically reviewing Board of Directors membership criteria. The Nominating Committee believes that each director must:

  •
  have strength of character, high professional and personal ethics and values consistent with the longstanding values of the Company;

  •
  have the capacity to respectfully challenge one another's beliefs and assumptions with respect to Company decisions;

  •
  have business or other experience that will increase the overall effectiveness of the Board of Directors and allow insight based on experience;

  •
  be committed to enhancing total stockholder value; and

  •
  have sufficient time to carry out the director's duties.

        The Nominating Committee also believes that diverse and inclusive leadership is essential to capitalizing on the growing talent pool and propelling the Company to success. Accordingly, the Nominating Committee believes that it is important to incorporate diversity of experience, skills, cultures and education on the Board of Directors. In addition, the Nominating Committee takes into account issues of judgment, independence, potential conflicts of interest, financial literacy, succession planning, related industry experience and the extent to which a particular candidate would fill a present need on the Board of Directors. The Nominating Committee shall establish and adhere to its charter in performing its duties. In accordance with Nasdaq Rule 5605(e)(1)(B), each member of the Nominating Committee is "independent" as defined in Nasdaq Rule 5605(a)(2). The Nominating Committee Charter is posted on the Company's website at www.islecorp.com under Investor Relations—Corporate Governance.

        In addition to the foregoing committees of the Board of Directors, we also maintain a Compliance Committee that is made up of both directors and non-directors. Messrs. Baker and Kozicz are members of the Compliance Committee, along with Messrs. Harry Redmond and Steve DuCharme, Ms. Virginia McDowell, our President and Chief Executive Officer and Mr. Michael Fries, our Vice President of Legal Affairs. Mr. Baker acts as chairman, Messrs. Redmond and DuCharme are independent members and Mr. Fries is the Compliance Officer. The Compliance Committee's responsibilities include maintaining compliance with the regulatory requirements imposed upon the Company by the jurisdictions in which it operates and evaluating relationships between the Company and persons and entities with whom the Company proposes to do business.

Directors Who Resigned or Retired and Who are Not Seeking Reelection

        Shaun R. Hayes, age 51, was our director since January 2006 until his resignation from the Board of Directors and committees on May 4, 2011. Since August 2008, Mr. Hayes has served as President and CEO of Sun Security Bank, a wholly-owned subsidiary of Sun Financial, a Missouri-based bank holding company. Mr. Hayes was president and chief executive officer of Missouri banking for National City Bank from April 2004 to July 2008. The Board of Directors supported and approved Mr. Hayes's nomination in 2010 because of his extensive experience in management of operations, banking, corporate finance and accounting and because his experience and expertise have proven especially valuable to the Board of Directors in its financing matters.

        John G. Brackenbury, C.B.E., age 74, was our director since January 2004 until he decided to retire and not stand for re-election following the completion of his term on the Board of Directors and committees on October 5, 2010. He also served as Chairman of the Board of Directors of our wholly owned subsidiary, Isle of Capri Casinos, Ltd., and Blue Chip Casinos Plc. Mr. Brackenbury, who has over 40 years of experience in the leisure sector in the United Kingdom, is involved in numerous organizations. Mr. Brackenbury has served as chairman of Business in Sport & Leisure since 1985 and was made Life President on March 17, 2005 and as chairman of Brackenbury Leisure Limited since 1996. He has served as Chairman of Avanti Screenmedia since 2002 and on the demerger of Avanti Screenmedia and Avanti Communications in April 2007, he was a non-executive director of Avanti Screenmedia and resigned and became chairman of Avanti Communications Group Plc and ceased to be chairman of Active Media Capital in April 2007 when it was acquired by Avanti Screenmedia. Mr. Brackenbury previously served as a non-executive director of Holsten (UK) Limited, Hotel & Catering Training Company, Western Wines Limited, Aspen Group Plc, SFI Holdings Limited, Brewing Research Foundation and as an executive director of Brent Walker Group, Plc and Chairman of People 1st. The Board of Directors supported and approved Mr. Brackenbury's nomination in 2009 because of his extensive experience in management of operations, corporate governance, corporate finance and accounting and significant level of knowledge regarding the gaming and leisure industry in the United Kingdom.

Compensation of Directors

        For the one-year term that commenced October 5, 2010, our non-employee directors received a $50,000 annual retainer, additional compensation of $4,000 for each in-person board meeting attended, $2,000 for each in-person meeting with management that they were required to attend and $1,000 for any other in-person meeting they were required to attend; provided, however, that the Vice Chairman of the Board of Directors received an annual retainer of $100,000 in lieu of the standard annual retainer and per meeting fees. The Chairmen of the Company's Audit Committee and Stock Option and Compensation Committee each receive an additional annual retainer of $25,000 and $12,500, respectively, for chairing those Committees, and the Chairman of the Company's Compliance Committee receives a fee of $2,000 per meeting. Directors are also eligible for annual long-term incentive awards. For the one-year term that commenced October 5, 2010, each non-employee director at-large was awarded 21,197 shares of restricted stock, our Vice Chairman was awarded 38,861 shares of restricted stock. The awards vest 50% upon issuance and 50% on the one-year anniversary of issuance. Upon initial election to the Board of Directors, a new director receives an award of 3,333 shares of restricted stock. Directors who are our employees receive no additional compensation for serving as directors. All directors are reimbursed for travel and other expenses incurred in connection with attending board meetings and meetings with management that they may be required to attend.

        Director compensation for the one-year term commencing October 11, 2011 has not yet been set.

Fiscal 2011 Director Compensation

        The following table sets forth information with respect to all compensation awarded the Company's directors during fiscal 2011:

Name(1)	Fees earned or paid in cash ($)	Stock Awards ($)(2)	All other compensation ($)(3)	Total ($)
W. Randolph Baker	86,000	159,719	—	245,719
John G. Brackenbury(4)	12,000	—	25,000	37,000
Alan J. Glazer	103,000	175,694	—	278,694
Jeffery D. Goldstein	78,000	159,719	—	237,719
Richard A. Goldstein	78,000	159,719	—	237,719
Robert S. Goldstein	100,000	292,818	—	392,818
Shaun R. Hayes(5)	90,500	173,026	—	263,526
Gregory J. Kozicz	86,000	159,719	—	245,719
Lee S. Wielansky	78,000	159,719	—	237,719

(1)
During fiscal 2011, James B. Perry was our Chief Executive Officer and the Chairman of the Board of Directors, a Named Executive Officer and his compensation as Chief Executive Officer is included in the Summary Compensation Table. He did not receive additional compensation for his service as a director. Following April 2011, Mr. Perry became our Executive Chairman and leads the Board of Directors.

(2)
The amounts in this column represent the aggregate grant date fair value of awards granted during fiscal 2011 computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, Compensation—Stock Compensation. The assumptions used in the calculation of these amounts for stock awards are disclosed in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended April 24, 2011 with the exception that for the directors no forfeiture rate is applied.

(3)
Occasionally the spouse of a director accompanies the director on travel to Board meetings at our expense. This column does not include this cost, which is minimal.

(4)
During a portion of fiscal 2011, John G. Brackenbury was a member of the Board of Directors. Mr. Brackenbury decided to retire and not stand for re-election following the completion of his term on the Board of Directors and committees on October 5, 2010. Mr. Brackenbury received $25,000 in fees for serving on the Board of Directors of The Isle Casinos Limited.

(5)
During fiscal 2011, Shaun R. Hayes was a member of the Board of Directors. Mr. Hayes resigned from the Board of Directors and committees on May 4, 2011.

Stockholder Communications with the Board of Directors

        The Board of Directors provides a process for stockholders to send communications to the Board of Directors or any of the directors, including the independent directors. All such communications must be in writing and shall be addressed to the Corporate Secretary, Isle of Capri Casinos, Inc., 600 Emerson Road, St. Louis, Missouri 63141, Attention: Stockholder Communications. All inquiries will be reviewed by the Secretary who will forward to the Board of Directors a summary of all such correspondence and copies of all communications that he determines require the attention of the Board of Directors. All communications will be compiled and submitted to the Board of Directors or the individual directors on a regular basis unless such communications are considered, in the reasonable discretion of the Secretary, to be improper for submission to the intended recipients. Examples of communications that would be deemed improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company's business or communications that relate to irrelevant topics.

Executive Sessions

        In accordance with Nasdaq Rule 5605(b)(2), the Board of Directors currently schedules regular meetings at which only independent directors are present. The executive sessions generally are scheduled in conjunction with each Board meeting at which the members of the Board of Directors meet in person. The Lead Director presides over these sessions.

Code of Conduct

        As required by Nasdaq Rule 5610, the Board of Directors has adopted a Code of Business Conduct that applies to all of the Company's directors, officers and employees. In addition, the Company has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer, controller and others performing similar functions and specifies the legal and ethical conduct expected of such officers. The Company's Code of Business Conduct and Code of Ethics are posted on the Company's website at www.islecorp.com under Investor Relations—Corporate Governance and will be provided free of charge upon request to the Company.

Compensation Committee Interlocks and Insider Participation

        In fiscal 2011, Messrs. Baker, Glazer, Kozicz and Wielansky served as members of the Stock Option and Compensation Committee. Additionally, in fiscal 2011, Shaun R. Hayes, who resigned from the Board of Directors and committees on May 4, 2011, and John G. Brackenbury, who decided to retire and not stand for re-election following the completion of his term on the Board of Directors and committees on October 5, 2010, served as members of the Stock Option and Compensation Committee. In fiscal 2011, there were no Stock Option and Compensation Committee interlocks (i.e., none of our executive officers serves as a member of the board of directors or the compensation committee of another entity that has an executive officer serving as a member of the Board of Directors or the Stock Option and Compensation Committee).

OWNERSHIP OF OUR CAPITAL STOCK

        The following table sets forth information with respect to the beneficial ownership of our common stock as of August 17, 2011 (unless otherwise indicated) by: (1) each director and nominee for director, (2) the individuals named in the Summary Compensation Table (i.e., the Named Executive Officers), (3) all directors, nominees for director and executive officers (including the Named Executive Officers) as a group, and (4) based on information available to us and filings made under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), each person known by us to be the beneficial owner of more than 5% of our common stock. Unless otherwise indicated, all persons listed have sole voting and dispositive power over the shares beneficially owned.

Name and Address of Beneficial Owners(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Outstanding Shares Owned(2)
Robert S. Goldstein(3)	16,232,127	41.9%
Jeffrey D. Goldstein(4)	16,200,933	41.8%
Richard A. Goldstein(5)	16,194,398	41.8%
GFIL Holdings, LLC(6)	16,065,457	41.5%
Addison Clark Management, L.L.C.(7)	3,237,872	8.3%
W. Randolph Baker(8)	66,620	*
Dale R. Black(9)	214,572	*
Arnold L. Block(10)	72,706	*
Alan J. Glazer(11)	114,906	*
Eric L. Hausler(12)	94,560	*
Paul B. Keller(13)	138,254	*
Gregory J. Kozicz(14)	23,109	*
Virginia M. McDowell(15)	446,887	1.2%
Donn R. Mitchell, II(16)	122,420	*
James B. Perry(17)	616,141	1.6%
Edmund L. Quatmann, Jr.(18)	142,439	*
Scott E. Schubert(19)	3,333	*
Lee S. Wielansky(20)	58,434	*
Directors and Executive Officers as a Group (16 persons)(21)	18,411,973	47.0%

*
Less than 1%.

Notes:

(1)
Unless otherwise indicated below, the business address for each member or affiliated entity of the Goldstein family listed below is 2117 State Street, Bettendorf, Iowa 52722.

(2)
Calculated pursuant to Rule 13d-3 under the 1934 Act. Under Rule 13d-3(d), shares not currently outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of August 17, 2011, are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by any other person listed.

(3)
The number of shares beneficially owned by Robert S. Goldstein includes 16,065,457 shares of which Robert S. Goldstein, as manager of GFIL (defined below), has indirect beneficial ownership, 75,000 shares in a family private foundation of which he is a director, 24,476 shares held in an IRA account over which Mr. Goldstein has a power of attorney which includes voting and dispositive power, and 35,662 shares of restricted stock subject to vesting. Such indirect beneficial ownership arises from the power to vote or to direct the vote or the power to dispose or direct the disposition of such shares and does not necessarily constitute a personal ownership interest in such shares. The business address of Robert S. Goldstein is 700 Office Parkway, St. Louis, Missouri 63141.

(4)
The number of shares beneficially owned by Jeffrey D. Goldstein includes 16,065,457 shares of which Jeffrey D. Goldstein, as manager of GFIL, has indirect beneficial ownership, 75,000 shares in a family private foundation of which he is a director, 24,476 shares held in an IRA account over which Mr. Goldstein has a power of attorney which includes voting and dispositive power, and 18,801 shares of restricted stock subject to vesting. Such indirect beneficial ownership arises from the power to vote or to direct the vote or the power to dispose or direct the disposition of such shares and does not necessarily constitute a personal ownership interest in such shares. The business address of Jeffrey D. Goldstein is 2117 State Street, Suite 300, Bettendorf, Iowa 52722.

(5)
The number of shares beneficially owned by Richard A. Goldstein includes 16,065,457 shares of which Richard A. Goldstein, as manager of GFIL, has indirect beneficial ownership, 75,000 shares in a family private foundation of which he is a director, 24,476 shares held in an IRA account over which Mr. Goldstein has a power of attorney which includes voting and dispositive power, and 10,599 shares of restricted stock subject to vesting. Such indirect beneficial ownership arises from the power to vote or to direct the vote or the power to dispose or direct the disposition of such shares and does not necessarily constitute a personal ownership interest in such shares. The business address of Richard A. Goldstein is 700 Office Parkway, St. Louis, Missouri 63141.

(6)
Information regarding beneficial ownership of our common stock is included herein in reliance on Schedule 13D/A as filed with the Securities and Exchange Commission on October 19, 2010 and January 24, 2011. Shares owned by GFIL Holdings, LLC, a Delaware limited liability company ("GFIL"), are reported as beneficially owned by Jeffrey D. Goldstein, Robert S. Goldstein and Richard A. Goldstein. The address for GFIL Holdings, LLC is 2117 State Street, Suite 300, Bettendorf, Iowa 52722. Includes 2,898,243 shares of our common stock that are pledged as collateral for a line of credit with The National Bank in Bettendorf, Iowa.

(7)
As reflected on a Form 13F filed on August 15, 2011 by Addison Clark Management, L.L.C. The address for Addison Clark Management, L.L.C. is 10 Wright Street, Suite 100, Westport, Connecticut 06880.

(8)
Includes 18,620 shares of restricted stock subject to vesting.

(9)
Includes 133,642 shares of restricted stock subject to vesting.

(10)
Includes 54,136 shares of restricted stock subject to vesting.

(11)
Includes 8,000 shares issuable upon the exercise of stock options that are exercisable within 60 days, 20,974 shares of restricted stock subject to vesting and 1,000 shares owned by Mr. Glazer's wife.

(12)
Includes 40,000 shares issuable upon the exercise of stock options that are exercisable within 60 days and 47,752 shares of restricted stock subject to vesting.

(13)
Includes 60,000 shares issuable upon the exercise of stock options that are exercisable within 60 days and 57,012 shares of restricted stock subject to vesting.

(14)
Includes 10,888 shares of restricted stock subject to vesting.

(15)
Includes 253,103 shares of restricted stock subject to vesting.

(16)
Includes 38,200 shares issuable upon the exercise of stock options that are exercisable within 60 days and 39,043 shares of restricted stock subject to vesting.

(17)
Includes 300,000 shares issuable upon the exercise of stock options that are exercisable within 60 days and 107,431 shares of restricted stock subject to vesting.

(18)
Includes 66,000 shares issuable upon the exercise of stock options that are exercisable within 60 days and 56,407 shares of restricted stock subject to vesting.

(19)
Includes 1,667 shares of restricted stock subject to vesting.

(20)
Includes 13,883 shares of restricted stock subject to vesting.

(21)
Information provided is for the individuals who were our executive officers, directors and nominees for director on August 17, 2011, and includes 512,200 shares issuable upon exercise of stock options that are exercisable within 60 days and 879,620 shares of restricted stock subject to vesting.

 EXECUTIVE OFFICERS

        Below is a table that identifies our executive officers as of the date of this proxy statement.

Name	Age	Position(s)
Virginia M. McDowell	53	President and Chief Executive Officer
Dale R. Black	48	Chief Financial Officer
Arnold L. Block	64	Chief Operating Officer
Eric L. Hausler	41	Chief Strategic Officer
Paul B. Keller	57	Chief Development Officer
Donn R. Mitchell, II	43	Chief Administrative Officer
Edmund L. Quatmann, Jr.	41	Chief Legal Officer and Secretary

        Virginia M. McDowell joined us in July 2007. She has been our President since July 2007 and was named our Chief Executive Officer in April 2011. Prior to that, Ms. McDowell served as our Chief Operating Officer from July 2007 to April 2011. From October 2005 to July 2007, Ms. McDowell served as Executive Vice President and Chief Information Officer at Trump Entertainment Resorts, Inc., which filed for Chapter 11 bankruptcy in February 2009. From 1997 through October 2005, Ms. McDowell served in a variety of positions at Argosy Gaming Company, including Vice President of Sales and Marketing, and Senior Vice President of Operations.

        Dale R. Black joined us in December 2007 as our Chief Financial Officer. From December 2007 to July 2011, Mr. Black also served as a Senior Vice President. From November 2005 to December 2007, he served as Executive Vice President—Chief Financial Officer of Trump Entertainment Resorts, Inc., which filed for Chapter 11 bankruptcy in February 2009. From April 1993 through October 2005, Mr. Black worked at Argosy Gaming Company in Alton, Illinois, becoming Chief Financial Officer in 1998 after serving as Vice President and Corporate Controller. Prior to joining Argosy, he spent seven years in the audit practice of Arthur Andersen LLP.

        Arnold L. Block joined us in December 2008. He has been our Chief Operating Officer since June 2011. From December 2008 to June 2011, Mr. Block was our Senior Vice President, Isle Operations. Prior to that, Mr. Block served as senior vice president and general manager of the Harrah's, St. Louis property from October 2005 to January 2008. From July 1993 to October 2005, Mr. Block worked in a variety of leadership capacities for Argosy Gaming Company, including serving as regional vice president from June 2002 until October 2005, when the company was sold. In that role, he was responsible for three Argosy properties; Lawrenceburg, Indiana, Kansas City, Missouri, and Baton Rouge, Louisiana.

        Eric L. Hausler joined us in September 2009. He has been our Chief Strategic Officer since July 2011. From September 2009 to July 2011, Mr. Hausler was our Senior Vice President, Strategic Initiatives. From October 2006 to August 2009, Mr. Hausler served as Senior Vice President of Development for Trump Entertainment Resorts, Inc., which filed for Chapter 11 bankruptcy in February 2009. From August 2005 to September 2006, Mr. Hausler served as a Managing Director in Fixed Income Research, covering the gaming, lodging and leisure industries for Bear Stearns & Co. Inc.

        Paul B. Keller joined us in May 2008 as our Chief Development Officer. From May 2008 to July 2011, Mr. Keller also served as a Senior Vice President. From September 2007 to May 2008, Mr. Keller was a consultant for us. From October 2005 to July 2007, Mr. Keller served as Executive Vice President of Design and Construction for Trump Entertainment Resorts, Inc., which filed for Chapter 11 bankruptcy in February 2009. From September 1993 to October 2006, he served as Vice President of Design and Construction for Argosy Gaming Company.

        Donn R. Mitchell, II joined us in June 1996. He has been our Chief Administrative Officer since July 2011. From December 2007 to July 2011, Mr. Mitchell also served as a Senior Vice President.

Previously, he served as Senior Vice President, Chief Financial Officer and Treasurer from January 2006 to December 2007. Mr. Mitchell joined us in June 1996 as Director of Finance and served as Vice President of Finance from July 2001 to December 2005. Additionally, since October 2008, Mr. Mitchell has been an executive officer of our majority owned subsidiary Blue Chip Casinos Plc, a United Kingdom entity which owns and operates two casinos in the United Kingdom. In March 2009, Blue Chip filed for Administration in the United Kingdom under the Insolvency Act 1986. During fiscal year 2010, we completed the sale of our Blue Chip casino properties under a plan of administration and have no continuing involvement in its operation.

        Edmund L. Quatmann, Jr. joined us in July 2008. He has been our Chief Legal Officer since July 2011 and Secretary since July 2008. From July 2008 to July 2011, Mr. Quatmann was our Senior Vice President and General Counsel. Prior to joining us, Mr. Quatmann was the Senior Vice President and General Counsel of iPCS, Inc., a wireless telecommunications company based in Schaumburg, Illinois, where he was employed from November 2004 to June 2008.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

        For purposes of the following Compensation Discussion and Analysis, the terms "executives" and "executive officers" refer to the named executive officers of the Company as set forth in the Summary Compensation Table, which appears on page 34 of this proxy statement, and the term the "Committee" refers to the Stock Option and Compensation Committee. For fiscal 2011, the named executive officers of the Company are the principal executive officer for fiscal 2011, James B. Perry; the principal financial officer, Dale R. Black; Virginia M. McDowell; Paul B. Keller and Edmund L. Quatmann, Jr.

Executive Summary

        The Committee remains committed to its executive compensation philosophy and key objectives, including relating total compensation opportunities for executives to the Company's performance.

        During fiscal 2011, the Company grew revenue, earnings before interest and other non-operating income (expense), income taxes and depreciation and amortization and operating margins despite general economic softness. For the three fiscal years ending with fiscal 2011, the Company achieved the highest total stockholder return among its regional gaming company peers and outperformed the total stockholder return of the Russell 2000 Index. The Company also completed equity and debt transactions that reduced the Company's total debt, extended maturities and will provide borrowing capacity to fund current and future capital expenditures for both existing properties and development projects. Additionally, the Company acquired a casino in Mississippi and was selected for new casino developments in Missouri and Pennsylvania.

        The Committee believes that the compensation paid to the executive officers in fiscal 2011 is commensurate with the Company's performance in a challenging economic environment.

Company Performance

        During fiscal 2011, the Company made substantial improvements to its operations and capital structure, while simultaneously successfully completing several development efforts and other initiatives expected to provide value for stockholders and to create a solid platform for continued growth.

        Operational Enhancements.    During fiscal 2011, the Company stressed enhanced operating principles, leading to earnings growth and further decreases in same-store operating costs, while making targeted investments to drive new business and visitation despite continued economic softness in consumer spending across the national gaming industry. Additionally, the Company bolstered its position as a market leader in customer courtesy and delivering a superior guest experience, which has consistently proven to be the attribute most likely to drive increased visitation to gaming entertainment properties.

        Financial Discipline.    The Company's disciplined approach towards improving its capital structure and increasing financial flexibility led to the achievement of several important milestones during the fiscal year that improved the Company's financial position. Specifically, the Company refinanced its senior secured credit facility, issued bonds and sold common stock.

        The Company's new senior secured credit facility, comprised of a $300 million revolving credit facility and $500 million term loan facility, extended maturity dates beyond the previous 2012 maturity by four and five years on the revolving facility and term loan facility, respectively. Earlier in the fiscal year, the Company also raised $52 million in new equity through a common stock offering, followed by the issuance of $300 million principal amount 7.75% Senior Notes due 2019.

        Branding & Enhanced Product Offerings.    During the fiscal year, the Company made targeted enhancements to its product offerings at its existing facilities as it continued to emphasize the importance of its ongoing efforts to gain new customers and increase market share. As the Company continues to migrate into its two-brand entertainment model, it is experiencing outstanding customer acceptance of both its Isle and Lady Luck gaming brands.

        Targeted Growth Opportunities.    The Company also focused on the pursuit of growth through targeted acquisition and development opportunities. The Company was successful in two competitive development campaigns, being selected to build and operate new-build gaming entertainment facilities in both Missouri and Pennsylvania. In both jurisdictions, the Company was chosen by regulatory authorities to operate the final available state gaming license. Additionally, in fiscal 2011, the Company completed the acquisition of Rainbow Casino in Vicksburg, Mississippi.

        In Cape Girardeau, Missouri, the Company is constructing a $125 million facility expected to be complete late in calendar year 2012 and planned to feature 1,000 slot machines, 28 table games, four food and beverage outlets and a 750-seat event center. The Company has completed all necessary land acquisitions and demolition on the project site, and broke ground on construction in March 2011. The Company chose the Cape Girardeau location due to its strong regional demographic in a relatively underserved gaming market.

        In Pennsylvania, the Company was chosen to build and operate a new $50 million facility in Fayette County at the world-renowned Nemacolin Woodlands Resort, planned to feature 600 slot machines, 28 table games and several food and beverage outlets. The project, Lady Luck Casino at Nemacolin Woodlands Resort, was designed in close consultation with resort officials in order to achieve maximum synergy from this 2,000 acre resort complex that already serves over 350,000 visitors annually. The facility is planned as a build-out to an existing building on the resort complex. All necessary local permits to commence construction have been received. The Pennsylvania license is currently in the appeal stage, and the Company expects to complete construction of the facility approximately nine months following the completion of a recently filed appeal by a former competitor for the license.

        Overall, the Committee believes that the Company's fiscal 2011 results reflect the successful design and implementation of strategic initiatives that have led to favorable financial results during a difficult economic cycle, as well as the development of a solid platform for growth and share value.

        For a complete discussion of the Company's performance in fiscal 2011, reference should be made to Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the fiscal year ended April 24, 2011, a copy of which is included in the Annual Report to Stockholders delivered in connection with this Proxy Statement.

Peer Group

        In April 2010, the Committee reviewed the peer group it had used for benchmarking purposes for fiscal 2010 executive compensation to determine whether any changes were warranted. The Committee determined, based on the recommendation of Towers Watson, our compensation consultant, that the peer group to be used for benchmarking purposes for executive compensation for fiscal 2011 would consist of the following publicly traded gaming/entertainment companies:

    Ameristar Casinos, Inc.
    Boyd Gaming Corporation
    Gaylord Entertainment Company
    Las Vegas Sands Corp.
    MGM Resorts International
    MTR Gaming Group, Inc.
    Penn National Gaming, Inc.
    Pinnacle Entertainment, Inc.
    Vail Resorts, Inc.
    Wynn Resorts, Limited

In addition, the Committee decided that it would consider any available compensation data from the following privately held companies:

    Caesars Entertainment Corporation
    Jacobs Entertainment, Inc.
    Mohegan Tribal Gaming Authority
    Peninsula Gaming, LLC

        Generally, the companies that make up the Company's peer group are its business competitors as well as its primary source of, and primary competition for, executive talent. Many of the Company's executives have been recruited from other gaming operators. In addition, since gaming and racing are highly regulated industries, it takes a high degree of experience and prior knowledge to provide effective oversight to multiple gaming and racing properties in a variety of jurisdictions. Also, many of the Company's executive officers are required to submit to extensive investigations conducted by the state police or an equivalent investigatory agency of their personal financial records, their character and their competency in order to be found "suitable" to serve in their respective capacities in each of the jurisdictions in which the Company operates. Accordingly, the pool for executives capable and willing to serve in an executive capacity in a publicly traded, multi-jurisdictional gaming and racing company tends to consist mostly of individuals who are already working within the gaming industry and among our peer group.

Executive Compensation Philosophy

        The Committee designed the executive compensation program to attract and retain superior executive talent, incentivize our executives to drive profitable growth and enhance long-term value for our stockholders. Key elements of the program include base salary and performance-based incentives (including both cash and equity opportunities).

        Key objectives of our executive compensation policy include:

  •
  Administering a competitive executive compensation program in which total compensation opportunities will be comparable to those in our peer group;

  •
  Relating total compensation opportunities for executives to the financial performance of the Company, both overall and in comparison to our industry; and

  •
  Establishing and ensuring internal equity and measurements for organizational effectiveness/contribution of executives.

        The executive compensation program is designed to reward the achievement of difficult but fair performance criteria and enhance stock ownership among the executive team. The following principles provide the framework for the Company's executive compensation program:

  •
  Targeted total compensation

    Overall total compensation opportunities and individual program elements are compared to our peer group. Actual pay may vary depending on the level of performance achieved under the Company's short- and long-term incentive programs.

    A number of factors are considered when establishing targeted pay levels, including the value to our stockholders, future leadership potential, level of job responsibility, critical experience/skills, the level of sustained performance, and the market demands for talent.

  •
  Stockholder alignment

    Total compensation opportunities are tied to quantifiable Company performance metrics and, through the use of equity awards, the Company's stock price.

  •
  Total compensation mix

    The Committee believes that the total compensation mix should be heavily weighted towards performance-based compensation. The following table sets forth the percentage of total targeted compensation that was performance-based for the executives for fiscal 2011:

Executive	Percentage of Total Targeted Compensation that was Performance- Based (%)
Mr. Perry	73%
Mr. Black	64%
Ms. McDowell	68%
Mr. Quatmann	58%
Mr. Keller	60%

    The Company's targeted pay mix (salary vs. performance-based incentive pay) is designed to reflect a combination of competitive market practices and strategic business needs. The degree of performance-based incentive pay ("at risk" compensation) and the level of total compensation opportunities increases with an executive's responsibility level, because executives that are at higher levels in the organization are more likely to affect the Company's results.

        The Committee analyzes market data and evaluates individual executive performance with a goal of setting compensation at levels it believes, based on its general business and industry knowledge and experience, are comparable with compensation levels of executives in other companies of similar size operating in the gaming industry. The Committee engages compensation consulting firms to provide guidance regarding competitive compensation practices, industry peer analysis and recommendations. Using this guidance and peer group compensation information as a point of reference, the Committee then focuses on the Company's and executives' individual performance in determining each component of annual compensation.

Overview of Executive Compensation Elements

        The use of multiple compensation elements enables the Company to reinforce its pay for performance philosophy as well as strengthen its ability to attract and retain high performing executive officers. The Company believes the combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value creation, and facilitates executive recruitment and retention in a high-performance culture.

        The principle elements of the Company's executive compensation program are described below. Please see "Analysis of Fiscal 2011 Compensation" below for a discussion of the specific actions taken with respect to executive compensation for fiscal 2011.

        Base Salary.    Base salary compensates executives for competence in their roles. The base salary of each executive reflects a combination of factors, including competitive pay levels, the executive's experience and tenure, internal pay equity, the need to attract and retain excellent management talent, the Company's overall annual budget for merit increases and the executive's individual performance. The primary comparative reference point used by the Committee when setting salaries is the median of the peer group.

        Annual Incentive/Non-Equity.    The Committee adopted a new non-equity incentive plan for fiscal 2011. The plan is designed to encourage profitable performance and to reward and recognize individuals who directly affect and contribute to the achievement of that performance. The Committee believes that, by linking incremental incentive compensation to Company performance over which the plan participants have a substantial degree of influence, the plan will promote higher levels of productivity and substantial additional value for the Company's stockholders. In order to accomplish the objective of increased financial performance, the plan was designed to meet the following criteria:

  •
  Bonus amounts available to key corporate personnel directly relate to predetermined performance goals.

  •
  Outstanding achievement will result in outstanding rewards, i.e. the better the performance relative to the performance goals, the larger the incentive that participants will receive, subject to overall plan limitations.

  •
  Targeted bonus compensation is consistent with similar jobs in the regional casino industry.

        Participants in the plan have a specific target incentive opportunity defined as a percentage of their base salary. The target incentive opportunities were developed for each executive considering competitive practices and consistency with the Company's internal structure. The following table shows the target incentive opportunity for each executive for fiscal 2011:

Executive	Target Bonus as Percentage of Base Salary (%)
Mr. Perry	100%
Mr. Black	70%
Ms. McDowell	80%
Mr. Quatmann	60%
Mr. Keller	60%

        The plan provides that, for each fiscal year, the performance goals on which bonuses will be calculated are established by the Committee in its sole discretion using: (1) achievement of pre-determined Company financial goals and (2) a discretionary assessment of performance by the Committee. Each of these factors is independent of each other and weighted in the bonus calculation. The Committee sets a threshold level of financial performance that must be achieved for a participant to earn any bonus for the applicable fiscal year under the financial goal-based component of the plan. The bonus for financial performance will be calculated by determining the variance from the predetermined target performance. The bonus for the financial performance could range between 50% of the target opportunity, assuming a threshold level of performance is achieved, to 150% of the target opportunity based on the achievement of the maximum performance goals. For the portion of the bonus based on the discretionary performance assessment, general performance criteria will be identified at the beginning of each fiscal year. These performance criteria may include Company performance, functional area performance or individual performance as recommended by the Chief Executive Officer and approved by the Committee. At the end of the fiscal year a determination will be made as to the level of payout earned based on performance relative to the criteria identified at the beginning of the fiscal year. The bonus for the discretionary performance assessment could range between 50% of the target opportunity, assuming a threshold level of performance is achieved, to 150% of the target opportunity based on the achievement of the maximum performance goals.

        The annual incentive will be paid based on the achievement of the corporate financial performance goals and the discretionary assessment. The portion of the bonus for any fiscal year based on the financial performance goals shall be paid if the financial performance goals are achieved (i.e., there is no discretion). The portion of the bonus for any fiscal year based on the discretionary assessment may be paid in the discretion of the Committee, regardless of whether the financial performance goals were achieved.

        In addition to the above-described annual incentive plan, under a plan originally adopted by the Committee in fiscal 2009, the executives are eligible to receive in fiscal 2014 a one-time cash bonus based on the Company's financial performance over the five-year period ending with fiscal 2013. The plan was adopted by the Committee in order to incentivize the executives to take a long-term view of the business and to encourage retention. The Committee determined that operating free cash flow growth was the appropriate criteria because it takes into consideration financing decisions and capital allocation as well as operating results. The Committee established fiscal 2008 operating free cash flow of approximately $63 million as the base and set a threshold for each of the next five years of 12% compounded growth in operating free cash flow. If the Company does not achieve this threshold level of growth, then no bonus will be paid. In order to receive the bonus, the executive must be employed by the Company (or serving on the Company's Board of Directors) on the last day of fiscal 2013 and on the payment date in fiscal 2014. The bonuses will be paid in full upon the occurrence of a change in control.

        Long-Term Incentive/Equity.    The primary long-term incentive for executives is shares of restricted stock awarded pursuant to the Isle of Capri Casinos, Inc. 2009 Long-Term Incentive Plan. Until the shares vest they remain subject to forfeiture upon termination of employment and restrictions on transfer. If and when the shares vest, they are no longer "restricted," and the recipient is free to hold, transfer or sell them, subject to required tax withholding and compliance with applicable securities laws, our securities trading policy, our stock holding policy and any other legal requirements. The Committee's practice is to deliver 25% of the value of the long-term incentive in cash and 75% in shares of restricted stock. The rationale for paying 25% of the long-term incentive in cash is to promote and facilitate retention of the shares of restricted stock by providing cash to enable the award recipient to pay taxes if he or she chooses to do so. Long-term incentive awards with respect to a particular fiscal year are typically made within the first three months of the succeeding fiscal year. For example, the long-term incentive award for fiscal 2011 was awarded in July 2011 (during fiscal 2012).

        Prior to fiscal 2011, long-term incentive awards were awarded based on the Company meeting a certain threshold level of performance for that fiscal year. Beginning with fiscal 2011, long-term incentive awards are awarded based on a combination of three-year total stockholder return (60%) and the Committee's discretion (40%). Total stockholder return ("TSR") of the Company is measured against the TSR of other regional gaming companies and the Russell 2000 Index. The relative TSR goals are set forth in the below table:

Comparative Benchmark
Level	Payout Level	Regional Gaming	Russell 2000
Maximum	200% of Target	Highest TSR	Index Return plus 10 percentage points
Target	100% of Target	Third Highest	Index Return
Threshold	50% of Target	Fourth Highest	Index Return minus 5 percentage points

The Committee believes that the performance-based plan motivates and rewards long-term stockholder value creation and individual performance and allows the Company to attract and retain key management talent. Each executive in the performance-based plan has a specified target annual award opportunity based on the total compensation mix established by the Committee for each executive.

        For fiscal 2011, the Committee established a targeted long-term incentive award for each executive as follows:

Executive	Target Long- Term Incentive Award ($)
Mr. Perry	$1,400,000
Mr. Black	500,000
Ms. McDowell	900,000
Mr. Quatmann	300,000
Mr. Keller	300,000

The targets were developed by considering competitive practices and consistency.

        Deferred Compensation.    The Company does not maintain any defined benefit pension programs for its executives. Instead, consistent with the competitive practices of the Company's peer group, the Company maintains an elective non-qualified deferred compensation plan for executives. None of the executives participated in this plan in fiscal 2011.

        Benefits and Perquisites.    The Committee believes that executives should be offered customary benefits and perquisites that are reasonable relative to the benefits provided to all employees and consistent with competitive practices among the Company's peer group. The standard benefits offered to all of the Company's employees include medical, dental and vision insurance, group life insurance, short and long-term disability and a 401(k) with certain contributions matched by the Company. In addition, all executives are enrolled in the Medical Executive Reimbursement Plan (the "MERP") in which an allocation in amount up to 5% of each executive's base salary aids with payment of certain medical expenses other than premiums. All such supplemental benefits and perquisites are subject to applicable federal, state and local taxation. The benefit paid under the MERP is grossed-up for taxes.

Role of Executive Officers and Board of Directors in Compensation Decisions

        The Chief Executive Officer assists the Committee in making compensation decisions for the executives primarily by making recommendations and evaluating day-to-day performance of the executives. The Chief Executive Officer and other executives do not play a role in determining their own compensation and are not present at the executive sessions in which their pay is discussed.

        The Committee's analysis and determinations are reported to the Board of Directors for ratification.

Role of Compensation Consultant

        Since 2008, the Committee has engaged the firm of Towers Watson (formerly known as Watson Wyatt) as the Committee's independent compensation consultant. Generally, Towers Watson performs the following duties for the Committee:

  •
  Review of compensation philosophy, peer group and competitive positioning for reasonableness and appropriateness;

  •
  Review of executive compensation program and plans or practices that might be changed to improve effectiveness;

  •
  Select and review the peer group and survey data for competitive comparisons;

  •
  Review the Compensation Discussion and Analysis and compensation tables for inclusion in our proxy statement; and

  •
  Advise the Committee on best-practice ideas for executive compensation as well as areas of concern and risk in the Company's program.

Towers Watson receives no fees or compensation from the Company for services other than for its services as compensation consultant.

Analysis of Fiscal 2011 Compensation

        Base Salary.    The base salaries for the executives for fiscal 2011 were unchanged from fiscal 2010. After reviewing the base salaries of the Company's peer group and consideration of the other factors noted above, the Committee determined that the fiscal 2010 base salary of each executive officer generally continued to be competitive, fair and reasonable. Set forth below are the base salaries for fiscal 2011 for the executives:

Executive	Base Salary($)
Mr. Perry	$824,000
Mr. Black	464,000
Ms. McDowell	690,000
Mr. Quatmann	376,000
Mr. Keller	345,000

        The actual salary paid to the Chairman and Chief Executive Officer in fiscal 2011 was $618,000 as a result of the voluntary 25% reduction Mr. Perry requested in November 2008.

        Assuming performance at target, set forth below is the total targeted compensation for each of the executives established by the Committee for fiscal 2011:

Executive	Base Salary($)	Target Annual Incentive/ Non-Equity($)	Target Long- Term Incentive Equity($)	Total Targeted Compensation($)
Mr. Perry	$824,000	$824,000	$1,400,000	$3,048,000
Mr. Black	464,000	324,800	500,000	1,288,800
Ms. McDowell	690,000	552,000	900,000	2,142,000
Mr. Quatmann	376,000	225,600	300,000	901,600
Mr. Keller	345,000	225,600	300,000	870,600

        Annual Incentive/Non-Equity.    For fiscal 2011, the Committee determined that 80% of each executive's non-equity bonus would be determined based on the Company's financial performance and 20% would be determined by the Committee in its discretion based on the executive's performance. As discussed above, each component is independent of the other. The Committee determined that this weighting provided the appropriate balance between quantitative financial performance of the Company and qualitative executive performance.

        With respect to the financial component, the Committee determined that the appropriate measure of the Company's performance for fiscal 2011 would be reported earnings before taxes, as adjusted for non-cash charges, write-offs and the impact of other one time or unusual items and equity issuances ("EBT"). The Committee selected EBT because it believed that compensating the executives for generating a pre-tax profit most directly aligned the executives with the stockholders. The Committee also established the following payout relationship for the financial component for fiscal 2011:

Performance (% of Target)	Incentive Payout (% of Target)
< 80%	No Payout
80%	50%
100%	100%
120%	150%
>120%	150%

If actual performance is between defined payout points, the actual earned incentive will be determined on a straight-line basis.

        For fiscal 2011, the Company achieved 89.4% of the EBT target established by the Committee, which correlated to a payout of 73.6% of the financial component of the bonus.

        With respect to the discretionary component, each of the executives established individual goals and objectives for fiscal 2011 and communicated those goals and objectives to the Committee. At the conclusion of the fiscal year, the Committee measured each executive's accomplishments against the previously established goals and objectives and also took into consideration other accomplishments of each executive. For fiscal 2011, the Committee concluded that Messrs. Perry, Black and Quatmann and Ms. McDowell achieved 82.5% of their discretionary target and Mr. Keller achieved 150% of his discretionary target. The Committee determined that Mr. Keller was instrumental in the Company being selected for new casino development projects in Missouri and Pennsylvania.

        Having determined Company performance under the financial component and each executive's performance under the discretionary component, the Committee paid cash bonuses to the executives for fiscal 2011 as follows:

Executive	Percent of Target Bonus(%)	Actual Payment($)
Mr. Perry	73%	$603,040
Mr. Black	75%	244,570
Ms. McDowell	75%	416,098
Mr. Quatmann	75%	170,057
Mr. Keller	89%	183,982

  Long-Term Incentive/Equity.

        For performance in fiscal 2011, as described above in "—Overview of Executive Compensation Elements—Long-Term Incentive/Equity", each executive's award was 60% based on total stockholder return for the three fiscal years ending with fiscal 2011 and 40% based on the discretion of the Committee. For the three fiscal years ending with fiscal 2011, the Company's total stockholder return was approximately 12.5%—which was the highest return of the regional gaming companies and approximately 7.5% higher than the return of the Russell 2000 Index. Accordingly, the payout on the TSR component was approximately 188.5% of target. With respect to the discretionary component, the Committee awarded Ms. McDowell approximately 56% of target and Messrs. Black, Quatmann and Keller approximately 50% of target. The Committee determined that, based on the relative size of the financial component, this was an appropriate exercise of discretion. In light of his retirement as the Company's chief executive officer, Mr. Perry requested, and the Committee agreed, that he not receive a long-term incentive award as a result of his service as chief executive officer in fiscal 2011. The calculation of each executive's award is set forth below:

	Financial Component		Discretionary Component		Total
Executive	Percent of Target(%)	Amount($)	Percent of Target(%)	Amount($)	Percent of Target(%)	Amount($)
Mr. Perry	0%	$0	0%	$0	0%	$0
Mr. Black	188.5%	565,500	50%	100,000	133%	665,500
Ms. McDowell	188.5%	1,017,900	56%	200,000	135%	1,217,900
Mr. Quatmann	188.5%	339,300	50%	60,000	133%	399,300
Mr. Keller	188.5%	339,300	50%	60,000	133%	399,300

The total amount above for each executive was then adjusted based on the prior 20-day average stock price of the Company and the Committee granted long-term incentive awards to the executives in July 2011 as follows:

Executive	Shares(#)	Grant date Value of Shares ($)	Cash($)	Grant Date Total Value($)
Mr. Perry	0	$0	$0	$0
Mr. Black	56,897	497,564	165,850	663,414
Ms. McDowell	104,124	910,564	303,518	1,214,082
Mr. Quatmann	34,138	298,537	99,511	398,048
Mr. Keller	34,138	298,537	99,511	398,048

Employment Agreements

        The Company generally seeks to enter into employment agreements with vice presidents and above and with the general manager of each of its gaming properties. In arriving at this determination, the Company sought to minimize the number of individuals with whom it had employment agreements while at the same time achieving the objectives set forth below. Relevant to this approach, the Company considers the standard competitive practices in the gaming industry.

        There are a number of strategic objectives that the Company expects to achieve by entering into employment agreements with certain key employees:

  •
  Attract and retain talented executives;

  •
  Limit potential liability emanating from the termination of executives, including the total severance that may be paid to an executive in the event that the Company elects to terminate him or her without cause;

  •
  Provide an effective retention mechanism; and

  •
  Provide the Company with effective and comprehensive protection of its strategic plans, intellectual property and human capital.

        Some of the key terms of the Company's employment agreements with executives are:

        Term.    The term of the employment agreements for the executives is one year; provided however that the term of the employment agreement for each of Ms. McDowell as president and chief executive officer and Mr. Perry as executive chairman is three years. The employment agreements renew for successive one-year terms unless notice is provided or the agreement is terminated earlier. The Company believes that the term of each employment term represents a reasonable period for which the Company and the executive will mutually commit to maintain the employment relationship. For the Company, this provides stability and predictability among its leadership ranks. For the executive, this provides a reasonable but limited assurance of job security designed to foster an environment of entrepreneurial risk taking where the executive can focus on building long-term stockholder value.

        Termination and Restrictive Covenants.    The Company offers certain additional payments to its executives if the Company elects to terminate the executive's employment without "cause" or as a result of death or total disability. Each employment agreement contains a set of restrictive covenants designed to provide the Company with a reasonable degree of protection of its strategic plans, intellectual property and human capital. Generally, each employment agreement contains prohibitions on (i) competition, (ii) solicitation of employees, and (iii) disclosure and use of confidential information, which prohibitions remain in place for one year following termination. The Board selected this time period based on its determination about the extent to which each individual's tenure with, and knowledge of, the Company might be used to adversely impact the Company's strategic plans, intellectual property or human capital.

        Change in Control.    In the event of a change in control, each executive is entitled to receive certain additional payments if employment is terminated. The Company believes that these payments provide an effective retention mechanism in connection with a change in control.

        For a detailed discussion of the terms contained in each executive's employment agreement, please refer to page 40 below.

Other Compensation Policies

Equity Awards Policy

        The Committee's procedure for timing of equity awards helps to provide assurance that grants are never manipulated or timed to result in favorable pricing for executives. Generally equity awards are awarded by the Committee as a dollar value, from which the number of shares awarded is determined based on the prior 20-day average stock price. The Company schedules Board of Directors and Committee meetings in advance. Meeting schedules and award decisions are made without regard to the timing of Company SEC filings or press releases. Equity awards are generally granted on the date approved by the Committee or, in the case of new hires, pursuant to the terms of an employment agreement.

Stock Holding Policy

        The Committee encourages executives to manage from an owner's perspective by having and maintaining an equity stake in the Company. To that end, all of our executives are also stockholders of the Company. In January 2009, the Board of Directors adopted the Isle of Capri Casinos, Inc. Stock Holding Policy. The Stock Holding Policy provides that members of the Board of Directors and certain members of management are required to hold a certain percentage of the shares of our common stock received by them upon lapse of the restrictions on restricted stock and upon exercise of stock options (net of any shares utilized to pay for tax withholding and the exercise price of the option). The percentage ranges from 20% for our general managers to 50% for members of our Board of Directors, our chief executive officer and her or his direct reports.

Impact of Prior Compensation

        Amounts realized from prior compensation grants did not serve to increase or decrease fiscal 2011 compensation grants or amounts. The Company's and the Committee's primary focus is competitive pay opportunities on an annual basis.

Risk Management Practices and Risk-Taking Incentives

        The Committee evaluated the Company's compensation policies and practices for all senior vice presidents and above to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. The Committee believes that the Company's compensation programs do not encourage excessive risk taking and, thus, do not create risks that are reasonably likely to have a material adverse effect on the Company for several reasons, including the following:

  •
  Significant portion of pay opportunity is in the form of variable pay;

  •
  Appropriate balance of short and long-term incentives;

  •
  Performance metrics create balance between annual profitability and long-term value creation (TSR);

  •
  Incentive plans are not 100% formulaic and provide for Committee discretion;

  •
  Caps on incentive plan opportunities;

  •
  Equity awards based on multi-year performance, with overlapping performance periods; and

  •
  Stock holding policy promotes long-term ownership of shares of common stock and alignment of interests with stockholders.

        Based on its analysis, the Committee believes the Company's compensation policies enhance the Company's business interests by encouraging innovation and appropriate levels of risk taking.

Tax Deductibility of Compensation Programs

        Section 162(m) of the Code limits our deduction for compensation paid to the executives to $1 million unless certain requirements are met. The policy of the Committee with regard to Section 162(m) of the Code is to establish and maintain a compensation program that will optimize the deductibility of compensation. The Committee reserves the right to use its judgment, where merited by the Committee's need for flexibility to respond to changing business conditions or by an executive's individual performance, to authorize compensation that may not, in a specific case, be fully deductible.

Fiscal 2012 Compensation Actions

        In April 2011, the Committee reviewed the peer group to determine whether any changes were warranted from the prior year's peer group. For fiscal 2012, the Committee determined, based on Towers Watson's recommendation, that the peer group for fiscal 2012 would remain the same as fiscal 2011, except that the Committee added Trump Entertainment Resorts to the peer group for informational purposes.

        In July 2011, the Committee reviewed the base salaries for the executives and compared them to the peer group. The Committee also took into consideration that the Committee had elected not to change executive base salaries for fiscal 2011. The Committee determined, based on the median compensation levels of the regional gaming companies in the peer group, that it would be appropriate to adjust executive base salaries for fiscal 2012. Set forth below are the base salaries for fiscal 2012 and the percentage change from fiscal 2011:

Executive	Base Salary($)	Change from Fiscal 2011(%)
Ms. McDowell	725,000	5.1%
Mr. Black	500,000	7.9%
Mr. Quatmann	400,000	6.4%
Mr. Keller	375,000	8.7%

        The fiscal 2012 base salary for Ms. McDowell reflects her new position of chief executive officer. Mr. Perry, the Company's chairman and chief executive officer for fiscal 2011, will remain with the Company as executive chairman beginning in fiscal 2012.

Stock Option and Compensation Committee Report on Executive Compensation

        The Stock Option and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement and, based on such review and discussions, the Stock Option and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By: The Stock Option and Compensation Committee:

Gregory J. Kozicz, Chairman
W. Randolph Baker
Alan J. Glazer
Lee S. Wielansky

Summary Compensation Table

        The following table sets forth information concerning the compensation earned during the fiscal year ended April 24, 2011 by the Company's principal executive officer, principal financial officer, and three other most highly compensated individuals serving as executive officers on the last day of such fiscal year (collectively, the "Named Executive Officers"). Additionally, to the extent the Named Executive Officer was included in the table for such fiscal year, the table also includes compensation earned during the fiscal years ended April 25, 2010 and April 26, 2009. The table reflects executive titles as of April 24, 2011, the last day of fiscal 2011.

Name & Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
James B. Perry	2011	618,000	—	—	603,040	—	1,221,040
Chairman and	2010	617,308	142,380	427,140	462,025	—	1,648,853
Chief Executive Officer(5)	2009	707,692	762,454	2,287,346	480,000	—	4,237,492
Dale R. Black	2011	463,507	165,850	497,564	244,570	10,571	1,382,062
Senior Vice President and	2010	462,987	71,190	213,570	267,686	12,739	1,028,172
Chief Financial Officer	2009	436,538	266,861	800,569	262,500	139,081	1,905,549
Virginia M. McDowell	2011	690,000	303,518	910,564	416,098	—	2,320,180
President and	2010	596,576	118,653	355,947	398,496	—	1,469,672
Chief Operating Officer(6)	2009	587,385	464,839	1,394,522	399,000	—	2,845,746
Edmund L. Quatmann, Jr.	2011	376,002	99,511	298,537	170,057	40,132	984,239
Senior Vice President,	2010	375,578	71,190	213,570	217,152	44,851	922,341
General Counsel and Secretary
Paul B. Keller	2011	345,010	99,511	298,537	183,982	11,637	938,677
Senior Vice President and	2010	344,624	71,190	213,570	199,248	14,492	843,124
Chief Development Officer

(1)
The amounts in this column relate to the cash component of awards granted under the long-term incentive plan. See discussion of the long-term incentive plan on page 30.

(2)
The amounts in this column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. The assumptions used in the calculation of these amounts are disclosed in the footnotes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the relevant fiscal year, with the exception that for the employees no forfeiture rate is applied. Included in Stock Awards for fiscal 2011 are restricted stock awards made in fiscal 2012 for performance in fiscal 2011. Included in Stock Awards for fiscal 2010 are restricted stock awards made in fiscal 2011 for performance in fiscal 2010. Included in Stock Awards for fiscal 2009 are restricted stock awards made in fiscal 2010 for performance in fiscal 2009. See discussion of the long-term incentive plan on page 30.

(3)
The amounts in this column relate to cash awards granted under the annual incentive bonus plan. See discussion of the annual incentive bonus plan on page 28.

(4)
Other compensation less than $10,000 total for the 2011 fiscal year is not included. The amounts in this column consist of the following: for Mr. Black, $4,125 in matching contributions under the 401(k) plan, $4,809 in expenses reimbursed under the MERP, $90 in company-paid life insurance premiums, $1,547 in tax gross-up expenses; for Mr. Quatmann, $4,125 in matching contributions under the 401(k) plan, $1,899 in expenses reimbursed under the MERP, $60 in company-paid life insurance premiums, $33,400 in sign-on incentives and $648 in tax gross-up expenses; and for Mr. Keller, $5,500 in matching contributions under the 401(k) plan, $5,261 in expenses reimbursed under the MERP, $238 in company-paid life insurance premiums, $638 in tax gross-up expenses.

(5)
Mr. Perry was Chairman and Chief Executive Officer until becoming Executive Chairman on April 25, 2011.

(6)
Ms. McDowell was President and Chief Operating Officer until becoming President and Chief Executive Officer on April 25, 2011.

Grants of Plan-Based Awards

        The following table sets forth certain information regarding grants of plan-based awards during fiscal 2011:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
James B. Perry	—	400,000	800,000	1,200,000	—	—	—
	1/11/2011	—	—	—	700,000	1,400,000	2,800,000
Dale R. Black	—	162,225	324,450	486,675	—	—	—
	1/11/2011	—	—	—	250,000	500,000	1,000,000
Virginia M. McDowell	—	276,000	552,000	828,000	—	—	—
	1/11/2011	—	—	—	450,000	900,000	1,800,000
Edmund L. Quatmann, Jr.	—	112,800	225,600	338,400	—	—	—
	1/11/2011	—	—	—	150,000	300,000	600,000
Paul B. Keller	—	103,500	207,000	310,500	—	—	—
	1/11/2011	—	—	—	150,000	300,000	600,000

(1)
In the case of the equity incentive plan awards, the grant date is the date that the Committee approved the targets for fiscal 2011. The awards for fiscal 2011 were made in July 2011 and are detailed in footnote 3 below.

(2)
These amounts reflect estimated future payouts for fiscal 2011 pursuant to the Company's non-equity annual incentive plan, which provides for the payment of incentive compensation upon the Company's achievement of pre-established goals. Based on performance in fiscal 2011, the executives received the following payouts: Mr. Perry, $603,040 (73% of target); Mr. Black, $244,570 (75% of target); Ms. McDowell, $416,098 (75% of target); Mr. Quatmann, $170,057 (75% of target); and Mr. Keller, $183,982 (89% of target). See the discussion in "Compensation Discussion and Analysis" beginning on page 21.

(3)
These amounts reflect estimated future payouts for fiscal 2011 performance pursuant to the Company's equity incentive plan, which provides for awards based on the Company's three-year total stockholder return (60%) and the Committee's discretion (40%). For fiscal 2011, the executives received the following payouts under the equity incentive plan in July 2011: Mr. Perry, 0 (0% of target); Mr. Black, $663,414 (approximately 133% of target); Ms. McDowell, $1,214,082 (approximately 135% of target); and Messrs. Quatmann and Keller, $398,048 (approximately 133% of target). Of these amounts, 75% of the payout was delivered in shares of Company restricted stock and 25% was delivered in cash. See the discussion in "Compensation Discussion and Analysis" beginning on page 21.

 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards as of April 24, 2011, the last day of fiscal 2011:

	Option awards				Stock awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)
James B. Perry	300,000	200,000	$8.44	3/10/2018
					12,648	$125,089
					3,572	35,327
					117,074	1,157,862
					49,012	484,729
Dale R. Black					12,142	120,084
					27,778	274,724
					40,976	405,253
					24,506	242,364
Virginia M. McDowell					44,396	439,076
					41,667	412,087
					71,376	705,909
					40,843	403,937
Edmund L. Quatmann, Jr.	44,000	66,000	4.62	7/1/2018
					11,863	117,325
					24,506	242,364
Paul B. Keller	40,000	60,000	6.69	5/1/2018
					13,073	129,292
					24,506	242,364

(1)
The vesting schedule for the options is five years with the first vesting occurring on the one year anniversary of the grant date and then annually thereafter.

(2)
Set forth below is the grant date, vesting schedule and the date each award is vested in full for the stock that has not vested:

Name	Number of shares of stock that have not vested (#)	Grant Date	Vesting Schedule	Vesting Date (date award is vested in full)
James B. Perry	12,648	10/6/08	Ratably over 3 years	10/6/11
	3,572	10/8/08	100% in Year 3	10/8/11
	117,074	7/23/09	Ratably over 3 years	7/23/12
	49,012	7/26/10	Ratably over 3 years	7/26/13
Dale R. Black	12,142	10/6/08	Ratably over 3 years	10/6/11
	27,778	10/8/08	100% in Year 3	10/8/11
	40,976	7/23/09	Ratably over 3 years	7/23/12
	24,506	7/26/10	Ratably over 3 years	7/26/13
Virginia M. McDowell	44,396	10/6/08	Ratably over 3 years	10/6/11
	41,667	10/8/08	100% in Year 3	10/8/11
	71,376	7/23/09	Ratably over 3 years	7/23/12
	40,843	7/26/10	Ratably over 3 years	7/26/13
Edmund L. Quatmann, Jr.	11,863	7/23/09	Ratably over 3 years	7/23/12
	24,506	7/26/10	Ratably over 3 years	7/26/13
Paul B. Keller	13,073	7/23/09	Ratably over 3 years	7/23/12
	24,506	7/26/10	Ratably over 3 years	7/26/13
(3)
The aggregate market value of the shares of stock that have not vested was computed by multiplying $9.89 (the closing market price of a share of Company common stock on April 21, 2011) by the number of unvested shares outstanding as of April 24, 2011, for such executive.

Potential Payments Upon Termination or Change of Control

        The information below describes and quantifies compensation that would become payable under existing arrangements in the event of a termination of each Named Executive Officer's employment under several different circumstances or a change in control. The amounts shown assume that such termination or change in control was effective as of April 24, 2011, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the Named Executive Officers upon their termination or a change in control. The actual amounts to be paid can only be determined at the time of such Named Executive Officer's separation from the Company or a change in control.

        The following tables quantify the amounts payable to each of the Named Executive Officers under the described termination circumstances and upon a change in control.

James B. Perry

	Involuntary Termination w/o Cause ($)	Death ($)	Disability ($)	Change In Control Only ($)	Change In Control and Termination ($)(1)
Unvested Stock Option Spread Value(2)	145,000	290,000	290,000	290,000	290,000
Restricted Stock Value(3)	900,923	1,803,006	1,803,006	1,803,006	1,803,006
Cash Severance—Salary Continuation(4)	800,000	800,000	800,000	—	1,600,000
Cash Severance—Annual Bonus(5)	—	471,014	471,014	—	471,014
Bonus for Year of Termination(6)	603,040	603,040	603,040	—	603,040
Continued Health and Welfare(7)	46,488	46,488	46,488	—	92,976
Banked Bonus(8)	—	—	—	1,752,000	1,752,000

Total	2,495,451	4,013,549	4,013,549	3,845,006	6,612,037

Dale R. Black

	Involuntary Termination w/o Cause ($)	Death ($)	Disability ($)	Change In Control Only ($)	Change In Control and Termination ($)(1)
Unvested Stock Option Spread Value(2)	—	—	—	—	—
Restricted Stock Value(3)	—	1,042,426	1,042,426	1,042,426	1,042,426
Cash Severance—Salary Continuation(4)	463,500	463,500	463,500	—	927,000
Cash Severance—Annual Bonus(5)	—	227,409	227,409	—	227,409
Bonus for Year of Termination(6)	244,570	244,570	244,570	—	244,570
Continued Health and Welfare(7)	38,765	38,765	38,765	—	77,529
Banked Bonus(8)	—	—	—	958,125	958,125

Total	746,835	2,016,669	2,016,669	2,000,551	3,477,059

Virginia M. McDowell

	Involuntary Termination w/o Cause ($)	Death ($)	Disability ($)	Change In Control Only ($)	Change In Control and Termination ($)(1)
Unvested Stock Option Spread Value(2)	—	—	—	—	—
Restricted Stock Value(3)	1,338,763	1,961,009	1,961,009	1,961,009	1,961,009
Cash Severance—Salary Continuation(4)	690,000	690,000	690,000	—	1,380,000
Cash Severance—Annual Bonus(5)	—	359,162	359,162	—	359,162
Bonus for Year of Termination(6)	416,098	416,098	416,098	—	416,098
Continued Health and Welfare(7)	53,423	53,423	53,423	—	106,846
Banked Bonus(8)	—	—	—	1,456,350	1,456,350

Total	2,498,284	3,479,692	3,479,692	3,417,359	5,679,465

Edmund L. Quatmann, Jr.

	Involuntary Termination w/o Cause ($)	Death ($)	Disability ($)	Change In Control Only ($)	Change In Control and Termination ($)(1)
Unvested Stock Option Spread Value(2)	115,940	347,820	347,820	347,820	347,820
Restricted Stock Value(3)	—	359,689	359,689	359,689	359,689
Cash Severance—Salary Continuation(4)	376,000	376,000	376,000	—	752,000
Cash Severance—Annual Bonus(5)	—	199,826	199,826	—	199,826
Bonus for Year of Termination(6)	170,057	170,057	170,157	—	170,057
Continued Health and Welfare(7)	34,162	34,162	34,162	—	68,323
Banked Bonus(8)	—	—	—	666,125	666,125

Total	696,159	1,487,554	1,487,554	1,373,634	2,563,841

Paul B. Keller

	Involuntary Termination w/o Cause ($)	Death ($)	Disability ($)	Change In Control Only ($)	Change In Control and Termination ($)(1)
Unvested Stock Option Spread Value(2)	—	192,300	192,300	192,300	192,300
Restricted Stock Value(3)	—	371,656	371,656	371,656	371,656
Cash Severance—Salary Continuation(4)	345,000	345,000	345,000	—	690,000
Cash Severance—Annual Bonus(5)	—	—	—	—	200,124
Bonus for Year of Termination(6)	183,982	183,982	183,982	—	183,982
Continued Health and Welfare(7)	36,173	36,173	36,173	—	54,260
Banked Bonus(8)	—	—	—	733,650	733,650
Excise Tax Cut Back	—	—	—	—	(105,807)

Total	565,155	1,129,111	1,129,111	1,297,606	2,320,165

Note:    No retirement scenario shown as no executive is retirement eligible.

(1)
Termination following change in control includes termination by executive for "good reason."

(2)
Unvested Stock Option Spread Value amounts represent the difference between the exercise price of each executive's options and the closing price ($9.89) of the Company's common stock April 21, 2011, the last trading day of fiscal 2011.

(3)
Restricted Stock Award values were computed based on the closing price ($9.89) of the Company's common stock April 21, 2011, the last trading day of fiscal 2011.

(4)
Basis for Cash Severance—Salary Continuation is fiscal 2011 base salary.

(5)
Cash Severance—Annual Bonus is the average of the last three years' annual bonus payments.

(6)
Basis for Bonus for Year of Termination is fiscal 2011 cash bonus.

(7)
Basis for Continued Health and Welfare is total cost for health and welfare benefits for executive and executive's family.

(8)
In the event of termination as a result of death or disability, each executive's estate is entitled to receive such executive's banked bonus, if any, at the conclusion of fiscal 2013. However, termination as a result of death or disability does not result in acceleration.

Employment Contracts

        The Company has employment agreements with each of the Named Executives Officers. Below is a summary of each agreement as currently in effect:

        In January 2011, the Company entered into an employment agreement with James B. Perry to serve as executive chairman of the Company's Board of Directors. This employment agreement became effective on the first day of fiscal 2012. The material terms of Mr. Perry's employment agreement are set forth below:

  •
  Three-year term that continues for a series of successive one-year terms unless earlier terminated pursuant to the terms of the agreement.

  •
  A base salary and annual incentive bonus as determined by the Committee.

  •
  If employee voluntarily terminates the term of employment due to Retirement (as defined in the employment agreement), then all equity-based long-term incentive awards shall become fully vested and exercisable and employee's deferred bonus payments shall be fully vested and paid.

  •
  The maximum period of salary and benefit continuation in the event of termination, death or disability is 12 months, and the agreement provides for severance payments equal to two times annual base salary in the event of termination following a change of control, plus all stock options shall become fully vested and exercisable.

        Also in January 2011, the Company entered into an employment agreement with Virginia M. McDowell to serve as the Company's President and Chief Executive Officer. This employment agreement became effective on the first date of fiscal 2012. The material terms of Ms. McDowell's employment agreement are the same as Mr. Perry's, except that Ms. McDowell's agreement provides for an initial base salary of $725,000 and eligibility for an annual incentive bonus of 100% of annual base salary if she meets minimum targets.

        In December 2007, we entered into an employment agreement with Dale R. Black to serve as our Senior Vice President and Chief Financial Officer. The material terms of Mr. Black's employment agreement are substantially the same as Ms. McDowell's agreement, except that Mr. Black's agreement had a one-year initial term that continues for a series of successive one-year terms unless earlier terminated.

        In May 2008, we entered into an employment agreement with Paul B. Keller to be our Senior Vice President and Chief Development Officer. The material terms of the employment agreement are as follows:

  •
  One-year term that continues for a series of successive one-year terms unless earlier terminated pursuant to the terms of the agreement.

  •
  If employee dies or becomes disabled during the employment term, employee (or employee's estate) is entitled to "Basic Severance" (consisting of (i) the continuation of employee's annualized base compensation for 12 months, (ii) the bonus due under the Company's annual incentive plan with respect to the Company's most recently completed fiscal year to the extent such bonus has not already been paid and (iii) subject to employee making a timely election to continue coverage, a monthly amount equal to the Company's portion of employee's premium or similar contribution required under the Company's group medical plan, such amount to be paid for the 12-month period following the termination date).

  •
  If we terminate the term of employment without "cause" (as defined in the employment agreement), employee is entitled to Basic Severance in the event that employee executes a general release.

  •
  If the Company terminates employee's employment without cause or if employee terminates employee's employment on account of "Good Reason" (as defined in the employment agreement), in either case, within the 12-month period following the occurrence of a "Change of Control" (as defined in the employment agreement) then the employee shall be entitled to (1) an amount equal to 200% of employee's annualized base compensation, (2) the average of employee's annual bonus payable under the Company's annual incentive plan during the Company's three most recently completed fiscal years (or such shorter period as employee has been employed by the Company), (3) the bonus due under the Company's annual incentive plan with respect to the Company's most recently completed fiscal year to the extent such bonus has not already been paid, (4) subject to employee making a timely election to continue coverage, a monthly amount equal to the Company's portion of employee's premium or similar contribution required under the Company's group medical plan, such amount to be paid for the 18-month period following the termination date, (5) any stock options granted to employee outstanding as of the occurrence of a Change of Control shall be deemed fully vested.

        In July 2008, we entered into an employment agreement with Edmund L. Quatmann, Jr. to be our Senior Vice President, General Counsel and Secretary. The material terms of the employment agreement are substantially the same as Mr. Black's agreement.

        In December 2008, we amended the employment agreements between us and each of Messrs. Black and Quatmann to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

CERTAIN RELATED PARTY TRANSACTIONS

        Green Bridge Company, a company that is indirectly wholly owned by members of the Goldstein family, including Robert S. Goldstein, Jeffrey D. Goldstein and Richard A. Goldstein, provides an easement to the Isle of Capri Casino & Hotel in Bettendorf, Iowa for parking at an annual rent of $60,000. Additionally, as a result of the flooding of the Mississippi River in spring 2011, Alter Barge Line, Inc. and Blackhawk Fleet, Inc., two companies that are indirectly wholly owned by members of the Goldstein family, including Robert S. Goldstein, Jeffrey D. Goldstein and Richard A. Goldstein, provided one-time emergency marine services to the Company's Rhythm City Casino in Davenport, Iowa for approximately $216,000. Robert S. Goldstein, Jeffrey D. Goldstein and Richard A. Goldstein are members of the Board of Directors. Robert S. Goldstein is Vice Chairman of the Board of Directors.

        It is our written policy that the Company expects that any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any related party has or will have a direct or indirect interest will be either approved or ratified by the unrelated Directors of the Board of Directors. In deciding whether to approve a related party transaction, the Board of Directors will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party's interest in the transaction. If a related party transaction will be ongoing, the Board of Directors may establish guidelines for the Company's management to follow in its ongoing dealings with the related party. Thereafter, the Board of Directors, on at least an annual basis, would review and assess ongoing relationships with the related party to see that the transaction remains appropriate.

 AUDIT COMMITTEE REPORT

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company's internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended April 24, 2011, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

        The Committee reviewed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, the Committee has discussed with our independent registered public accounting firm the accounting firm's independence from management and the Company, including the matters in the written disclosures and the letter required by the Public Company Accounting Oversight Board, considered the compatibility of non-audit services with the independent registered public accounting firm's independence and discussed matters required under SAS 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Company's management is responsible for the preparation and integrity of the Company's financial statements, establishing and maintaining adequate internal control over financial reporting, and for management's report on internal control over financial reporting. The Company's independent registered public accounting firm is responsible for attesting to the effectiveness of the Company's internal control over financial reporting. The Committee's responsibility in this regard is to oversee the Company's financial reporting process and internal control over financial reporting. Throughout the year the Audit Committee monitored the Company's compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and was satisfied that the Company would conclude that internal control over financial reporting would be effective as of April 24, 2011. Management, in fact, concluded that the Company's internal control over financial reporting was effective as of April 24, 2011. The independent registered public accounting firm provided an attestation that the Company maintained effective internal control over financial reporting in all material respects as of April 24, 2011.

        The Committee discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal control, and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referenced above, the Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended April 24, 2011 for filing with the Securities and Exchange Commission. The Committee also appointed, subject to stockholder ratification, the Company's independent registered public accounting firm for this year ended April 30, 2012.

By: The Audit Committee:

Alan J. Glazer, Chair
W. Randolph Baker
Lee S. Wielansky

 PROPOSAL 1
ELECTION OF CLASS I DIRECTORS

        The Board of Directors has nominated the following persons, including Richard A. Goldstein and Alan J. Glazer who are serving as directors of the Company, to be elected at the Annual Meeting to serve as our Class I directors to serve three-year terms to expire at the annual meeting of stockholders in 2014 or until their respective successors, if any, have been elected and qualified:

    Richard A. Goldstein
    Alan J. Glazer
    Scott E. Schubert

        In addition to the qualifications of each nominee for director set forth above in the section entitled "Election of Class I Directors," Richard A. Goldstein, Alan J. Glazer and Scott E. Schubert are each standing for re-election based upon the judgment, financial acumen and skill they have previously demonstrated as members of the Board of Directors, as well as their commitment to service on the Board of Directors.

        Each nominee has consented to being named in this proxy statement and to serve if elected. Unless otherwise instructed on such proxy, the persons named as proxies intend to vote the shares represented by each properly executed proxy for each of the nominees standing for election. If a proxy is executed in such a manner as to withhold authority to vote for one or more nominees for director, such instructions will be followed by the persons named as proxies. While it is not anticipated that any of the nominees will be unable or unwilling to serve, if any should be unable or unwilling to serve, the persons named as proxies reserve the right to substitute any other person, in accordance with applicable law and our governing documents.

        Election of the three Class I director nominees requires the affirmative vote of a plurality of the shares of our common stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Withheld votes, if any, will have no effect on the proposal. Broker non-votes, if any, will have no effect on the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE CLASS I NOMINEES TO THE BOARD OF DIRECTORS.

 PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected Ernst & Young, LLP to serve as our independent registered public accounting firm for the fiscal year ending April 30, 2012, and has recommended to the Board of Directors that the stockholders ratify such selection. Although stockholder ratification of the Audit Committee's action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon the selection of our independent registered public accounting firm and, if the stockholders do not ratify the selection, may reconsider its selection.

        Ratification of the appointment of an independent registered public accounting firm requires the affirmative vote of at least a majority of the shares of our common stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions from voting will have the same effect as voting against the proposal and broker non-votes, if any, will have no effect on the vote for this proposal.

        Representatives of Ernst & Young, LLP, who are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

        We have been informed by Ernst & Young, LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in us or any of our affiliates.

        The following table summarizes the fees billed to the Company for professional services by Ernst & Young, LLP for fiscal 2011 and 2010:

	2011	2010
Audit Fees(1)	$2,588,750	$2,305,535
Audit-Related Fees(2)	22,000	22,000
Tax Fees(3)	—	10,000
All Other Fees	—	—

	$2,610,750	$2,337,535

(1)
Audit fees include fees for professional services rendered for the audit of our annual consolidated financial statements and reports on internal control over financial reporting, the review procedures on the consolidated financial statements included in our Forms 10-Q, as well as accounting consultations, statutory audits and other services related to Securities and Exchange Commission filings, including comfort letters and consents.

(2)
Audit-related fees include fees for the audit of our 401(k) plan.

(3)
Tax fees consist of amounts billed for tax compliance assistance and tax planning and advice.

        The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by the Company's outside accounting firm. The Audit Committee may delegate its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews, and if appropriate, approves all non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation, and the likely impact of the non-audit services on the principal accountant's independence.

        The Audit Committee pre-approved each engagement of the Company's independent registered public accounting firm to perform non-audit related services during fiscal year 2011.

        The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence and believes the provision of the services referenced above is compatible.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE AUDIT COMMITTEE'S SELECTION OF ERNST & YOUNG, LLP AS ISLE OF CAPRI CASINOS, INC. INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholder to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Item 402 of Regulation S-K, which is the SEC's rule setting forth executive compensation disclosure requirements.

        This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote "FOR" the following resolution:

          "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement, including the "Executive Compensation—Compensation Discussion and Analysis", compensation tables and narrative discussion therein is hereby APPROVED."

        As described in detail under the heading "Executive Compensation—Compensation Discussion and Analysis," and highlighted in the "Executive Summary" of such section, our executive compensation program is designed to attract, motivate, and retain talented executives who possess the skills required to formulate and drive the Company's strategic direction and achieve annual and long-term performance goals necessary to create stockholder value. The program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. The Stock Option and Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices.

        We believe that our executive compensation programs are structured in the best manner possible to support the Company and our business objectives. We believe stockholders should approve of our executive compensation program because it heavily weighs towards performance-based compensation and the Company's prior performance supports the compensation paid to executives. For example, for the three fiscal years ending with fiscal 2011, the Company achieved the highest total stockholder return among its regional gaming company peers and outperformed the total stockholder return of the Russell 2000 Index. Please read the "Compensation Discussion and Analysis" discussion for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

        The say-on-pay vote is advisory, and therefore not binding on the Company, the Stock Option and Compensation Committee or the Board of Directors. However, the Board of Directors and the Stock Option and Compensation Committee value the opinions of our stockholders and will review the voting results carefully.

        The say-on-pay vote requires the affirmative vote of at least a majority of the shares of our common stock present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes, if any, will have no effect on the vote for this proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF EXECUTIVE COMPENSATION.

 PROPOSAL 4
ADVISORY VOTE ON FREQUENCY OF THE ADVISORY VOTE ON COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

        The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules, such as Proposal 3 of this proxy statement. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

        The advisory (non-binding) vote by the stockholders on frequency is distinct from the advisory vote on the compensation of our named executive officers. This proposal deals with the issue of how frequently an advisory vote on compensation should be presented to our stockholders and, in this regard, we are soliciting your advice on whether the compensation of our named executive officers be submitted to stockholders for an advisory vote every year, every two years, or every three years. You may vote for one of these three alternatives or you may abstain from making a choice.

        After careful consideration of this Proposal, the Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company, and therefore the Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation.

        In formulating its recommendation, the Board of Directors believe that a triennial vote is appropriate because our compensation programs are designed to reward long-term performance. Stockholders are encouraged to evaluate our executive compensation programs and our corporate performance over a multi-year horizon. In addition, holding an advisory vote every three years will also give us more time to evaluate and implement appropriate changes to our compensation policies between votes, to the extent that changes are appropriate, and for stockholders to see and evaluate the Stock Option and Compensation Committee's actions in context. Finally, because our executive compensation programs are designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation programs.

        We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

        The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions will have no effect on the vote for the frequency of submission of executive compensation to stockholders. Broker non-votes, if any, will have no effect on the vote for this proposal. Although the vote is non-binding, the Stock Option and Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote carefully when determining the frequency of the stockholder vote on executive compensation.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" A FREQUENCY OF EVERY "THREE YEARS" FOR FUTURE NON-BINDING STOCKHOLDER VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

 OTHER MATTERS

        The Board of Directors is not aware of any other business that may come before the Annual Meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxyholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        To the Company's knowledge, based solely upon our review of forms filed by the Company's directors, officers and 10% stockholders (the "Section 16(a) Reporting Persons") pursuant to Section 16 of the 1934 Act and furnished to us, with respect to the fiscal year ended April 24, 2011, the Section 16(a) Reporting Persons complied with all applicable Section 16(a) filing requirements; provided, however, that a Form 4 filing for R. Ronald Burgess reporting a disposition of common stock was filed late. The filing was due November 5, 2010 and was filed on November 10, 2010.

STOCKHOLDER PROPOSALS

        Stockholders who, in accordance with Rule 14a-8 of the Securities and Exchange Commission, wish to present proposals for inclusion in our proxy materials to be distributed in connection with our 2012 Annual Meeting must submit their proposals no later than April 21, 2012, at our principal executive offices, Attention: Edmund L. Quatmann, Jr., Chief Legal Officer and Secretary. As the rules of the Commission make clear, simply submitting a proposal does not guarantee its inclusion.

        Under our Bylaws, stockholder proposals not intended for inclusion in the proxy statement, but intended to be raised at our 2012 Annual Meeting, including nominations for election of director(s) other than the Board of Director's nominees, must be received by Edmund L. Quatmann, Jr., Chief Legal Officer and Secretary at our principal executive offices either by personal delivery or by United States mail not later than August 13, 2012 and must comply with the procedures outlined in our Bylaws.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

        If you share an address with any of our other stockholders, your household might receive only one copy of the Notice of Internet Availability of Proxy Materials, unless you have instructed us otherwise. This delivery method is referred to as "householding" and can result in savings for us. To take advantage of this opportunity, we deliver a single Notice of Internet Availability of Proxy Materials to multiple stockholders who share an address. We will promptly deliver upon oral or written request a separate copy of the Notice of Internet Availability of Proxy Materials to any stockholder of a shared address to which a single copy of the Notice of Internet Availability of Proxy Materials was delivered. If you prefer to receive separate copies of the Notice of Internet Availability of Proxy Materials, either now or in the future, or if you currently are a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability of Proxy Materials for your household, please call us at (314) 813-9200 or send your request in writing to us at the following address: Isle of Capri Casinos, Inc., 600 Emerson Road, Suite 300, St. Louis, Missouri 63141, Attention: Secretary.

 ADDITIONAL INFORMATION

        A copy of our Annual Report on Form 10-K for the fiscal year ended April 24, 2011, is being distributed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Our Annual Report on Form 10-K is not incorporated into this proxy statement and shall not be deemed to be solicitation material. We hereby undertake to provide to any recipient of this proxy statement, upon his or her request, a copy of any of the exhibits to our Annual Report on Form 10-K. Requests for such copies should be directed in writing to Edmund L. Quatmann, Jr., Chief Legal Officer and Secretary, Isle of Capri Casinos, Inc., 600 Emerson Road, Suite 300, St. Louis, Missouri 63141.

BY ORDER OF THE BOARD OF DIRECTORS,
Edmund L. Quatmann, Jr. Chief Legal Officer and Secretary

August 19, 2011
St. Louis, Missouri

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date ISLE OF CAPRI CASINOS, INC. M38015-P15603 ISLE OF CAPRI CASINOS, INC. 600 EMERSON ROAD, SUITE 300 ST. LOUIS, MO 63141 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain 2. To ratify the Audit Committee's selection of Ernst & Young, LLP as our independent registered public accounting firm for the 2012 fiscal year. The Board of Directors recommends you vote for every 3 YEARS on the following proposal: For All Withhold All For All Except 0 0 0 01) Richard A. Goldstein 02) Alan J. Glazer 03) Scott E. Schubert 1. To elect three Class I persons to the Board of Directors Nominees VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR ALL of the listed nominees: 0 0 0 The Board of Directors recommends you vote FOR the following proposals: 3. To approve, on a non-binding, advisory basis, our executive compensation. 4. For frequency, on a non-binding, advisory basis, of future non-binding advisory votes on our executive compensation. NOTE: The Proxies are authorized to vote in their discretion, upon all such matters as may properly come before the Annual Meeting or any postponement or adjournment thereof. 0 0 0 Vote on Class I Directors of the Company Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0 0 0 0 1 Year 2 Years 3 Years Abstain

Notice of Annual Meeting of Stockholders To be held on Tuesday, October 11, 2011 The undersigned stockholder(s) of Isle of Capri Casinos, Inc., a Delaware corporation (the "Company"), hereby appoint(s) Virginia M. McDowell, Dale R. Black and Edmund L. Quatmann, Jr., and each of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held at 600 Emerson Road, St. Louis, Missouri, on October 11, 2011 at 9:00 a.m., Central Time, and at any and all adjournments, postponements, continuations or reschedulings thereof (the "Annual Meeting"), with all the powers the undersigned would possess if personally present at the Annual Meeting, as directed on this ballot. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE CLASS I NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3 AND FOR EVERY 3 YEARS FOR PROPOSAL 4. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Continued and to be signed on reverse side M38016-P15603